UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.)

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☐	Preliminary Proxy Statement
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Perma-Pipe International Holdings, Inc.

(name of registrant as specified in its charter)

_________________________________________

(name of person(s) filing proxy statement, if other than registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

June 21, 2024

Dear Fellow Stockholders:

We continue to commit ourselves to relentlessly focusing on our strategies to improve business performance and drive profitable growth. We are pleased to report that over this past year, we have made notable progress towards this commitment in areas including:

●	Formal acceptance of our company into QatarEnergy’s Tawteen program;
●	Opening our new production facility in Vars, Ontario to expand our business in Eastern Canada;
●	Executing our new joint venture in Saudi Arabia with the additional production facility in Riyadh which broadens our capabilities to support the government’s growth and investment plans in their infrastructure;
●	Bringing our Abu Dhabi facility to full production supporting our expanding energy and industrial business in the U.A.E.;
●	Further strengthening our organization and leadership through the promotion of Matthew Lewicki to Chief Financial Officer, replacing Bryan Norwood CFO who announced his retirement in October, appointment of Joe Pukaite to Senior Vice President – Americas and Chuck Heaton to Vice President of Human Resources

Our relentless focus on growth and business improvement is providing demonstrable results as evidenced by our recently announced FY2023 financials. In parallel with this business progress, we maintain focus on strong corporate governance and responsiveness to stockholders’ feedback to ensure we manage the Company for the long-term benefit of our customers, employees, and stockholders. We regularly review and update our Board’s structure, policies, committee charters, and practices based upon input from investors and third-party experts in corporate governance as well as comparison to the practices of other public companies. These documents are available for your review on our website, www.permapipe.com.

We welcome feedback on how we can improve further and encourage stockholders and other interested parties to write or call our Board at any time as provided below:

Write:  Corporate Secretary

Perma-Pipe International Holdings, Inc.

   24900 Pitkin Road, Suite 309

   Spring, TX 77386

   Call: Investor Relations

   (847) 929-1200

Email:  investor@permapipe.com

Thank you for your investment in Perma-Pipe International Holdings, Inc. and continued confidence in support of our Board and the Company.

Very truly yours,

Jerome T. Walker                                        David J. Mansfield
Chairman of the Board                              Chief Executive Officer

24900 Pitkin Road, Suite 309

Spring, Texas 77386

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Thursday, July 25, 2024

1:00 p.m. Central Time

Online at www.virtualshareholdermeeting.com/PPIH2024

Perma-Pipe International Holdings, Inc. (“Company” or “us”) is holding its 2024 annual meeting of stockholders virtually by live webcast at 1:00 p.m., Central Time, on Thursday, July 25, 2024, for the following purposes:

1.	to elect five directors to hold office until the 2025 annual meeting of stockholders and until their successors are otherwise duly elected or qualified;
2.	to approve, on an advisory basis, the compensation of the Company’s named executive officers;
3.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountant for the fiscal year ending January 31, 2025;
4.	to approve the 2024 Omnibus Plan through 2027; and
5.	to transact such other business as may be properly presented at the meeting.

The Board recommends that you vote “FOR” the election of the director nominees, “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountant for the fiscal year ending January 31, 2024 and “FOR” the extension of the 2021 Omnibus Plan through 2027.

Stockholders of record at the close of business on June 12, 2024 are entitled to notice of and to vote prior to the date of the meeting.

We have elected to use the notice and access rules adopted by the Securities and Exchange Commission (“SEC”) to provide our stockholders access to our proxy materials and 2023 Annual Report to Stockholders by notifying them of the availability of our proxy materials and 2023 Annual Report to Stockholders via the Internet. The notice and access model gives the Company a fast, efficient and lower-cost way to furnish stockholders with their proxy materials and reduces our impact on the environment. As a result, on July 25, 2024, we mailed to our stockholders an “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Thursday, July 25, 2024” (“Notice”) with instructions on how to access our proxy materials and the 2023 Annual Report to Stockholders via the Internet and how to vote online. On the date of mailing of the Notice, all stockholders may access our proxy materials on a website referred to, and at the URL address included in, the Notice and in our proxy statement. Our proxy materials are available free of charge.

Stockholders of record as of June 12, 2024 will be able to participate in our virtual annual meeting by visiting www.virtualshareholdermeeting.com/PPIH2024. To participate in our virtual annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Our virtual annual meeting will begin promptly at 1:00 p.m., Central Time, on Thursday, July 25, 2024. Online check-in will begin at 12:30 p.m., Central Time, on Thursday, July 25, 2024, and you should allow ample time for the online check-in procedures. Appropriate questions may be submitted at any time during the meeting, and they will be addressed at the conclusion of the Company’s prepared remarks.

Our Proxy Statement and Annual Report are available on the Company’s website at www.permapipe.com under: Investors - Investor Center.

By Order of the Board of Directors,

Matthew E. Lewicki

Secretary

June 21, 2024

Perma-Pipe International Holdings, Inc.

PROXY STATEMENT

For the 2024 Annual Meeting of Stockholders

Thursday, July 25, 2024

INTRODUCTION

This Proxy Statement is being furnished to our stockholders by the Board of Directors (the “Board”) of Perma-Pipe International Holdings, Inc., in connection with the solicitation of proxies by our Board for use at our 2024 Annual Meeting of Stockholders to be held virtually by live webcast at www.virtualshareholdermeeting.com/PPIH2024 on Thursday, July 25, 2024 at 1:00 p.m., Central Time, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of 2024 Annual Meeting of Stockholders.

A Proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

•	FOR the election of the five nominated directors to hold office until the Company’s 2025 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
•	FOR the ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025;
•	FOR the 2024 Omnibus Plan through 2027; and
•	As our proxies deem appropriate, on transacting any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying form of proxy are first being sent or made available to stockholders of record as of June 12, 2024 (the “Record Date”) on or about July 25, 2024. In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The Company will pay the cost of the proxy solicitations.

References in this proxy statement to the “Company,” “we,” “our” and “us,” are references to Perma-Pipe International Holdings, Inc. Our fiscal year ends January 31. Years described as 2024, 2023, 2022, and 2021 are our fiscal years ended January 31, 2025, 2024, 2023, and 2022, respectively.

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it to us. If you own your shares through a broker, bank or other nominee, please return your voting instruction form to your broker, bank or nominee, or use the electronic voting means described below to vote your shares.

VOTING AND OTHER INFORMATION

Who may vote? You may vote up to the day of the Annual Meeting if you were the holder of record of our common stock (“Common Stock”) at the close of business on the Record Date. You are entitled to one vote on each proposal presented at the Annual Meeting for each share you owned on the Record Date. If you held Common Stock on the Record Date in “street name” through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from the institution that held your Common Stock as of the close of business on the Record Date, to be entitled to vote those shares of Common Stock. As of the close of business on the Record Date, there were 8,016,781 shares of Common Stock outstanding.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail? In accordance with rules promulgated by the SEC, the Company has elected to furnish its proxy materials to stockholders as of the Record Date electronically via the Internet at www.proxyvote.com. On July 25, 2024, the Company began mailing to stockholders as of the Record Date a notice containing general information about the Annual Meeting, the address of the website on which this proxy statement and the Company’s 2023 Annual Report, excluding exhibits, are available for review, printing and downloading, and instructions on how to submit proxy votes. If you received that notice, you will not receive a printed copy of our proxy materials unless you request them by following the instructions for requesting such materials contained in the notice.

What am I voting on? You are voting on:

1.	the election of five directors to hold office until our 2025 annual meeting of stockholders and until their successors are otherwise duly elected or qualified;
2.	the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
3.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountant for our fiscal year ending January 31, 2025;
4.	the approval of the 2024 Omnibus plan through 2027; and
5.	such other business as may be properly presented at the Annual Meeting.

In case any nominee named herein for election as a director is unable to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as determined by our Board. The Company expects all nominees to be able to serve as a director if elected and knows of no matters to be brought before the Annual Meeting other than those referred to in the accompanying Notice of 2024 Annual Meeting and this proxy statement. If, however, any other matters come before the Annual Meeting, proxies in the accompanying form will be voted thereon in accordance with the judgment of the designated proxies.

What vote is required to approve the various proposals?

Proposal 1. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting will be required to elect our directors. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be elected at the Annual Meeting. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker non-vote or otherwise, will have no effect on the election of directors at the Annual Meeting.

Proposal 2. The compensation of the Company’s named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

Proposal 3. The appointment of PricewaterhouseCoopers LLP as our independent accountant for our fiscal year ending January 31, 2025 will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal. Brokers may vote uninstructed shares for this proposal as it is considered to be a “routine” proposal.

Proposal 4. The adoption of the 2024 Omnibus Plan (“2024 Plan”) through 2027, including the authority to issue up to 400,000 shares of common stock under the 2024 Plan will be approved if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal.

Why a virtual meeting? We are excited to continue to utilize the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting again this year will enable increased stockholder attendance and participation, since our stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your appropriate questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PPIH2024, however, you will not be able to vote electronically at our Annual Meeting. Appropriate questions may be submitted at any time during the meeting and they may be addressed at the conclusion of the Company’s prepared remarks. Therefore, you must submit your proxy or otherwise vote your shares prior to our Annual Meeting in order for your vote to be properly cast.

What is householding? The rules of the SEC permit companies to provide a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to households in which more than one stockholder resides. As a result, any stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials, will receive only one copy of our proxy statement and 2023 Annual Report to Stockholders and notice of internet availability of proxy materials, unless one or more have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be promptly sent at no cost, by contacting our Corporate Secretary orally or in writing at the address below. Stockholders sharing an address who received multiple copies of these materials may request householding by contacting the Corporate Secretary as follows:

Perma-Pipe International Holdings, Inc.

24900 Pitkin Road, Suite 309

Spring, TX 77386

(847) 929-1200

For future annual meetings, a stockholder may request separate annual reports, proxy statements, or notices of internet availability of proxy materials, as applicable, or may request the householding of such materials, by contacting the Company’s Transfer Agent at the following address:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

(877) 830-4936 or (720) 378-5591

What is the quorum requirement for holding the Annual Meeting? The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock as of the Record Date will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Can I revoke my proxy? Yes, a stockholder of record may revoke his or her proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company in care of the Corporate Secretary at Perma-Pipe International Holdings, Inc., 24900 Pitkin Road, Suite 309, Spring, Texas 77386 or, by executing and duly and timely delivering a subsequent proxy to the same address shown immediately above. For Common Stock you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your Common Stock, by executing and properly delivering a timely subsequent proxy to the address set forth in such proxy. If you are a stockholder of record as of the Record Date, you may vote whether or not a proxy has been previously given, but your presence (without further action) at the Annual meeting will not constitute revocation of a previously submitted proxy.

How can I access the proxy materials on the internet? You can access this proxy statement and our 2023 Annual Report from the Company’s website at www.permapipe.com. No information contained on the Company’s website is part of or incorporated into this proxy statement.

How may I obtain a paper copy of the proxy materials? Additional copies of our 2023 Annual Report to Stockholders, excluding exhibits, and this proxy statement may be obtained, without charge, from the Company by calling 847-929-1200, or by writing to the Company’s Corporate Secretary at the address above.

In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting? Common Stock held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter at the Annual Meeting is a broker non-vote. A broker non-vote is counted as present for purposes of determining the presence of a quorum at the Annual Meeting. All proposals, other than the ratification of the appointment of our independent accountants, are non-routine matters and are not matters on which a broker may vote without your instructions. Therefore, if your Common Stock is not registered in your name and you do not provide instructions to your broker, bank or other nominee with respect to any proposal other than the ratification of the appointment of independent accountants, a broker non-vote as to your Common Stock will result. The ratification of the appointment of the independent accountant is a routine item. As a result, brokers who do not receive instructions from you as to how to vote on that matter generally may vote on that matter in their discretion.

How do I vote? Most stockholders have a choice of voting prior to the Annual Meeting by proxy over the Internet, by telephone or by submitting a traditional proxy card. You may not vote your shares electronically at the Annual Meeting. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate your identity and to confirm that your instructions have been properly recorded.

What if I do not specify a choice for a matter when returning a signed proxy? If your proxy form is signed and returned, your Common Stock represented thereby will be voted in accordance with your directions on the proxy form. In the absence of your direction as to any proposal, your shares will be voted FOR the election of the director nominees, FOR the approval of the advisory resolution on executive compensation, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountant for the fiscal year ending January 31, 2025 and FOR the adoption of the 2024 Omnibus Plan.

All stockholders are cordially invited to attend our virtual Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board has nominated five individuals for re-election for a one-year term through the 2025 Annual Meeting, and until their successors are duly elected and qualified. All of the nominees have been previously elected as directors by our stockholders, and all of the nominees are currently serving as directors of the Company.

	Offices and Positions, if any,	First Became a Director
Name	held with the Company; Age	of the Company
Cynthia A. Boiter	Director; Age 50	2019
David B. Brown	Director; Age 61	2015
David J. Mansfield	Director, President and Chief Executive Officer; Age 64	2017
Robert J. McNally	Director; Age 53	2022
Jerome T. Walker	Director; Age 60	2014
Matthew E. Lewicki	Vice President and Chief Financial Officer; Age 41

The director nominees’ biographical sketches, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below.

Cynthia A. Boiter has been a director of the Company since 2019. Mrs. Boiter is currently Executive Vice President & President of Milliken & Company’s Chemical Division. Milliken is a leading, privately held, technology-based company with businesses in the performance material, floor covering, chemical and healthcare markets. Mrs. Boiter joined Milliken in 2012 as the Director of Marketing, Strategy and Business Development for the Chemicals Division. She became the division’s CFO in 2013 where she played an integral role in its rapid growth. In 2019, she was promoted to the position of Chief Strategy Officer at Milliken, where she led the company’s 2025 strategic planning initiatives and oversaw two significant acquisitions. In March 2021, she was promoted and appointed to her current role. Prior to joining Milliken, Mrs. Boiter held various finance and business leadership positions at Eaton Corporation and MeadWestvaco. She has a B.S. in Accounting from Indiana University and a Master of Business Administration from Emory University. Mrs. Boiter has experience in strategy and planning, mergers and acquisitions and CFO level experience in international companies, all of which qualifies her as one of our directors. She is a board member of the American Red Cross of the Upstate, is a member of the board of directors of the American Chemistry Council and is on the executive committee of the Society of Chemical Industry.

David B. Brown, NACD.DC has been a director of the Company since 2015. Since July 2020, he has been the Chief Financial Officer for Authentix, Inc., a global authority in authentication solutions owned by Blue Water Energy Private Equity that provides advanced authentication solutions for governments, central banks, and commercial companies, ensuring local economies grow, banknote security remains intact and commercial products have robust market opportunities. He was the Chief Financial Officer for Trillium Flow Technologies, a global manufacturing company owned by First Reserve Private Equity that serves customers in the power, oil and gas, general industry and water and wastewater sectors with highly engineered valves, pumps, and actuators from March 2019 to June 2020. Mr. Brown received his Bachelor of Business Administration degree in Accounting from the University of Texas at Austin and is a Certified Public Accountant in the State of Texas. Mr. Brown spent the first 10 years of his career with PricewaterhouseCoopers serving clients primarily in the energy industry while stationed in its Dallas, London, Houston, and Moscow offices. He is an active member of the Institute for Ethical Corporate Governance, Financial Executives International and National Association of Corporate Directors (“NACD”). He is also a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Brown has been an NACD Board Leadership Fellow since 2015 and completed the NACD Cybersecurity Continuous Learning Cohort curriculum and earned the NACD Directorship Certification in 2022. Mr. Brown brings to our Board extensive business transformation experience, accounting experience, expertise in the energy industry, a breadth of global business knowledge and best practices gained working with both public and private equity owned global businesses, all of which qualifies him as one of our directors.

David J. Mansfield has been the Company’s President and Chief Executive Officer since November 2016 and a director of the Company since January 30, 2017. From 2015 to 2016, Mr. Mansfield served as CFO of Compressor Engineering Corp. & CECO Pipeline Services Co., which provide products and services to the gas transmission, midstream, gas processing, and petrochemical industries. In this position, he had overall responsibility for the group’s financial affairs, including the development and execution of turnaround plans and the successful negotiation of a corporate refinancing. From 2009 to 2014, Mr. Mansfield served as CFO and as Acting CEO of Pipestream, Inc. a venture capital-owned technology development company providing a suite of products to the oil and gas pipeline industry. In this position, he was a member of the executive team with overall responsibility for directing the financial, accounting, and administrative affairs of the company, including IT, HR, insurance, internal control, management and financial reporting, treasury, tax compliance, investment evaluation, strategic planning, budgeting, and forecasting. He also had overall responsibility for commercial, marketing and business development activities. As Acting CEO, he established corporate strategies and directed the activities of the company toward the successful technical development and commercialization of its products and services and for the development of a sustainable and profitable business. From 1992 to 2009, Mr. Mansfield was employed with Bredero Shaw, the world’s largest provider of protective coatings for the oil and gas pipeline industry, most recently as Vice President Strategic Planning. During his tenure with Bredero Shaw, Mr. Mansfield served in roles including Vice President Controller and Commercial General Manager, Europe, Africa & Former Soviet Union. He played a key role in strategy development and merger and acquisition activities as the company grew from annual revenues of $100 million to over $900 million. He is a Fellow member of the Association of Chartered Certified Accountants. Mr. Mansfield brings to the Board extensive general management, business development and merger and acquisition experience in businesses like the Company’s and, in addition to being our CEO, qualifies him as one of our directors.

Robert J. McNally joined the Company’s Board as an independent director in February 2022. He is the Chief Growth Officer and EVP of Eco Material Technologies. He also serves as a director of Summit Midstream Partners, LP, where he sits on the Audit Committee. He previously served on the Oasis Petroleum, Inc. board, where he sat on the Audit & Reserves Committee and the Compensation Committee. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia, and Ohio. Prior to that role, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada, and the Middle East. From 2009 to 2010, and in 2007, Mr. McNally was an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. Mr. McNally holds a B.S. in Mechanical Engineering from the University of Illinois, a B.A. in Mathematics from Knox College, and an M.B.A. from Tulane University Freeman School of Business. Mr. McNally brings to the Board extensive knowledge of the oil and gas industry, as well as significant corporate governance expertise, which qualifies him as one of our directors.

Jerome T. Walker has been a director of the Company since 2014. He is CEO of Caribbean Distributed Energy, LLC (“CDE”), a company he co-founded in early 2017. CDE is a global provider of modular, packaged, and clean energy solutions. In 2023, Mr. Walker was appointed as director on the board of Fox Innovation & Technologies, a private equity backed company which provides technologically differentiated value-add aftermarket services to mission critical specialized rotating equipment. Previously, he had been Executive Vice President and Corporate Officer at Dresser-Rand Group Inc., a global supplier of custom-engineered rotating equipment solutions for long-life, critical applications in the oil, gas, chemical, petrochemical, process, power, military, and other industries worldwide as well as a senior executive at Honeywell International. Mr. Walker received a Master of Business Administration degree from Northwestern University Kellogg Graduate School of Management and a Bachelor of Science degree in chemical engineering from the University of Notre Dame. Mr. Walker’s experience in the energy industry, large industrial operations, and international business development, particularly Brazil, China, India, and the Middle East, brings additional insight to our Board on strategy, resource, and process deployment for accelerating profitable growth, and qualifies him as one of our directors.

Matthew E. Lewicki was appointed Vice President and Chief Financial Officer in October 2023, and previously served as Chief Accounting Officer from May 2023 to October 2023. From 2019 to 2023, Mr. Lewicki served as Corporate Controller of HMT Holdings Corp, Inc., a global oil and gas infrastructure services company with various products and services, including manufacturing of above-ground storage tanks, seals, and floating roofs, oilfield services consisting of repair and maintenance and installation, and inspection services which includes nondestructive examination testing. In this position, he was a member of the executive leadership team with the responsibility of directing the activities of accounting, financial planning and analysis, treasury management, tax compliance, and IT. From 2013 to 2019, Mr. Lewicki served as Senior Manager of Financial Planning and Reporting for Quanta Services, Inc., an NYSE-listed Fortune 300 electric, oil and gas, and telecommunication infrastructure services company. In this role, he was responsible for overseeing financial reporting and SEC compliance, and financial planning and analysis which was comprised of strategic planning, budgeting, forecasting, mergers and acquisitions, and investment strategy. Mr. Lewicki is a Certified Public Accountant in the State of Texas. He is also a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Director Selection and Board Refreshment

Our Board and Nominating and Corporate Governance Committee ensure that our directors have the balance of skills, background and values to effectively represent the long-term interest of our stockholders. Our Board annually reviews and updates a matrix of the cumulative qualifications, skills and experience that we believe are necessary to effectively steward the Company and identifies any gaps to be filled to improve the Board’s performance. When we identify potential new director candidates, we review extensive background information, evaluate their references, consider their prior board experience and conduct in-person interviews. Considering and valuing diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders.

We also value new perspectives and ideas as essential for a high performing Board. The average tenure on our Board of our nominees is approximately 6.6 years. Since 2014, we have had a 100% refreshment of independent directors on our Board. In addition, the Committee routinely reviews the Board’s committee assignments with a goal of rotating membership on committees every three to five years. The committee assignments were last rotated in 2022, including the election of a new Chairman of the Board and new chairs of each of the committees of the Board.

Each board member is required to devote sufficient time to our affairs and be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of his or her responsibilities in order to effectively represent the best long-term interests of all of our stockholders. In addition, we require substantial and significant related experience that would be necessary to perform his or her duties as a director. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether or not the candidate was recommended by a stockholder.

The Board believes that each of the director nominees are highly qualified and bring a collective balance of relevant knowledge and skills to the boardroom and an effective mix of diversity and leadership and professional experiences.  The Board of Directors Skills Matrix table set forth below illustrates the experience, skills and qualifications the Board has identified as important for the Company and highlights each director nominee’s skills, knowledge and experience that uniquely qualify such director to serve on the Board. The lack of a mark does not mean the director nominee does not possess that qualification or skill. All of our director nominees also satisfy the criteria set forth in our corporate governance principles and possess characteristics that we believe are essential for the proper and effective functioning of the Board. The biographies set forth above for each director describe in more detail the relevant experience, qualifications, attributes and skills of each director.

Board of Directors Skills Matrix

	C. Boiter	D. Brown	D. Mansfield	R. McNally	J. Walker	Board Skills Collective Assessment
Energy Industry		✔	✔	✔	✔	✔
Senior Executive Experience	✔	✔	✔	✔	✔	✔
Operations	✔	✔	✔	✔	✔	✔
Strategy & Planning	✔	✔	✔	✔	✔	✔
Corporate Governance		✔		✔	✔	✔
International Experience	✔	✔	✔	✔	✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔
Capital Market Experience	✔	✔	✔	✔	✔	✔
Accounting and Finance	✔	✔	✔	✔	✔	✔
Legal & Regulatory	✔	✔	✔	✔	✔	✔
IT Management	✔	✔	✔	✔		✔
IR/PR			✔	✔	✔	✔
Cybersecurity		✔	✔	✔		✔
HR, Talent Acquisition & Development	✔	✔	✔	✔	✔	✔
Risk Assessment & Management	✔	✔	✔	✔	✔	✔
Environmental, Social, & Governance	✔	✔	✔		✔	✔

The Board believes that all director nominees exhibit:

✔ High Integrity	✔ Commitment to the Long-Term Interests of our Stockholders
✔ Leadership Experience	✔ Strong Business Judgement
✔ Commitment to Ethics	✔ Commitment to Safety and Diversity in the Workplace
✔ Proven Record of Success	✔ Diversity of Thought

Board Diversity

In evaluating new director candidates, our Nominating and Corporate Governance Committee seeks out individuals with diverse backgrounds, experience and perspectives.

The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the NASDAQ Global Select Market ("NASDAQ") rules.

Board Diversity Matrix

	As of May 14, 2024		As of May 8, 2023
Total Number of Directors	5		5
	Female	Male	Female	Male
Part I: Gender Identity
Directors	1	4	1	4
Part II: Demographic Background
White	1	4	1	4

Vote Required

The affirmative vote of a plurality of the shares of our Common Stock present or represented by proxy at the Annual Meeting is required to elect our five director nominees. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker non-vote or otherwise, will have no effect on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF OUR DIRECTOR NOMINEES.

PROPOSAL 2 - APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we are asking stockholders to approve the following advisory resolution regarding compensation of our Chief Executive Officer and our other most highly compensated executive officers (collectively “Named Executive Officers” or “NEOs”):

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers for 2024, as disclosed in the Executive Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement.”

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our 2024 compensation for NEOs. This vote is not intended to address any specific item of compensation; rather, your vote relates to the overall compensation of NEOs as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Compensation Overview

In early 2024, the Compensation Committee of the Board engaged Willis Towers Watson ("WTW") as an independent compensation consultant to review both the executive and director compensation programs as compared to a general industry benchmark of similarly sized organizations' industry practices.

The WTW benchmark assessment of executive compensation compared the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenues similar to the Company. Included in the market assessment and analysis were base salary, short-term incentive, long-term incentive, including equity, and total direct compensation. The benchmark study concluded that our executive total direct compensation was 21% below the 50th percentile of the market study. In early 2024 the Compensation Committee recommended and our Board approved an average increase to our executive base compensation of 4%.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base elements of our compensation upon delivering high levels of performance relative to performance measures that the Compensation Committee has approved. For example, (i) our annual financial short-term incentive plan ("STIP") requires that the Company achieve certain financial performance goals before recipients are entitled to this compensation; and (ii) our long-term incentive plan ("LTIP") includes performance-based financial targets and payout for a portion of the LTIP.

Prior to voting, stockholders may wish to review our discussion of executive compensation, including elements that make up our total compensation more fully in the section entitled “Executive Compensation Discussion and Analysis”, as well as the discussion regarding the Compensation Committee. We believe our executive compensation programs are structured to best support the Company and its business objectives.

Although this is an advisory vote that will not be binding on our Compensation Committee or Board, our Compensation Committee and Board will carefully review the results of our stockholder vote on this say-on-pay proposal. Our Compensation Committee will consider stockholders’ concerns and take them into account in future determinations concerning executive compensation. The Board therefore recommends that you indicate your support for the Company’s 2024 executive compensation, as outlined in the above resolution. We anticipate holding our next say-on-pay vote at our 2025 annual meeting.

Vote Required

The compensation of the Company’s Named Executive Officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF COMPANY’S INDEPENDENT ACCOUNTANT

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent accountant for our fiscal year ending January 31, 2025, and our Board and Audit Committee recommend that our stockholders ratify this appointment at the Annual Meeting.

While our Audit Committee is responsible for the appointment, discharge, compensation and oversight of our independent accountant, our Board is requesting, as a matter of good corporate governance, that our stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our 2024 independent accounting firm. The Committee feels the time is right to make a change with respect to our independent accountant by transitioning to a larger global firm with a strong international presence in certain markets in which the Company operates. If the stockholders fail to ratify the appointment, our Audit Committee will consider the appointment of other independent accountants or may retain PricewaterhouseCoopers LLP or another firm without re-submitting the matter to our stockholders. Even if the appointment is ratified, our Audit Committee may, at its discretion, appoint a different independent accountant at any time during 2024 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The appointment of PricewaterhouseCoopers LLP as our independent accountant for our fiscal year ending January 31, 2025 will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF OUR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANT FOR 2024.

PROPOSAL 4 - ADOPTION OF THE 2024 OMNIBUS STOCK INCENTIVE PLAN

The stockholders are being asked to approve the omnibus stock incentive plan appointed as the "2024 OMNIBUS STOCK INCENTIVE PLAN" ("2024 Plan"), including the authority to issue up to 530,000 shares of Common Stock under the 2024 Plan. On May 28, 2024, upon the recommendation of the Compensation Committee, the Board unanimously approved the 2024 Plan, subject to stockholder approval, and directed that it be sent for the approval of the stockholders. The 2024 Plan is being created to replace the 2021 OMNIBUS STOCK INCENTIVE PLAN ("2021 Plan") which expires in May 2024. This summary is qualified in its entirety by reference to the full text of the 2024 Plan that is attached to this Proxy Statement as Appendix A.

The 2024 Plan does not recycle unused shares from the 2021 Plan. Accordingly, the estimated 150,000 shares that will remain unused under the 2021 Plan at the time of its end are not being added to the 2024 Plan reserve and will no longer be available for future issuance. If the 2024 Plan is not approved by our stockholders, no new awards will be granted as the Company we will not have stock available to grant awards to employees, officers, or directors.

Assuming the approval of the 2024 Plan, the total number of shares of Common Stock reserved and available for issuance under the 2024 Plan will be 530,000. The following table presents outstanding stock options, unvested restricted stock units and stock, outstanding deferred stock units, and Common Stock outstanding as of January 31, 2024:

	Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)
Stock options	22,300	$11.15	2.68
Unvested restricted stock/units	222,852	$9.33	1.78
Vested deferred stock units outstanding	62,926	-	-
Shares of Common Stock outstanding	8,016,781	-	-

If the 2024 Plan is approved, we intend to use the stock authorized under the 2024 Plan to continue our practice of incentivizing employees, officers, and directors through the use of equity grants. We anticipate that the 2024 Plan provides for a sufficient number of shares of stock to meet our equity grant needs for approximately 3 years, based on our historic grant rates and the approximate stock price, but the shares may be depleted faster or slower than that if actual issuance does not match projected rates or our stock price changes materially. We feel it is important to reach out to our stockholders on a regular basis to remain transparent in our request in satisfying our equity needs. Our request for a 3-year term is slightly above our 2021 plan that was previously approved by our shareholders. As a result of an early termination of the 2021 plan, the Company has included an additional 130,000 shares as part of the 530,000 total shares requested.

As of January 31, 2024, 50,000,000 shares of Common Stock were authorized under our Certificate of Incorporation. The closing price of a share of Common Stock on January 31, 2024, was $8.03.

The following summary description of the 2024 Plan is only a summary of certain provisions of the 2024 Plan and does not hold all of the terms and conditions of the 2024 Plan. This summary is qualified in its entirety by reference to the full text of the 2024 Plan that is attached to this Proxy Statement as Appendix A.

Board Recommendation

The Board, upon the recommendation of the Compensation Committee, has approved and adopted the 2024 Plan, subject to approval by the stockholders of the Company. We urge you to vote "FOR" the approval of the 2024 Plan.

Purpose

The Board desires to provide equity incentive compensation in order to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company through their future services, and (ii) enabling the Company to attract, retain and reward the best available personnel. The Board believes it is in the best interests of the Company to provide an omnibus stock incentive plan for employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company or its affiliates to give the Company flexibility to offer various types of equity awards, including equity awards that may be performance-based to reward meeting specific performance related goals.

Eligibility

Participation in the 2024 Plan will be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or any affiliate of the Company, as may be selected by the Administrator (as defined below) from time to time. The Administrator may also grant Awards to individuals in connection with hiring, recruiting or otherwise. As of January 31, 2024, there were approximately 708 officers and other employees, 4 non-employee directors and no other service providers eligible for participation in the 2024 Plan.

Awards

Awards authorized by the Plan include stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance awards, or other stock-based awards.

Key Highlights

●

All awards granted under the 2024 Plan will have a minimum vesting period of one year from the date of grant (other than awards with respect to up to 5% of the total number of shares reserved under the 2024 Plan)

●	No dividends or dividend equivalents granted in relation to an award will be paid unless and until the Applicable vesting conditions for the award are met
●	Awards granted under the 2024 Plan will be subject to any recoupment or Clawback Policy that is adopted by or made applicable to the Company
●	Our request for a 3-year term is identical to our 2021 plan that was previously approved by our shareholders, providing stockholders with more frequent input on our equity programs
●	The number of shares being requested under the 2024 Plan is less than those requested under the 2021 Plan.

Other Governance Features

The Board and Compensation Committee also believe that the 2024 Plan holds features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

●	No automatic stock replenishment or "evergreen" provision
●	Not excessively dilutive to our stockholders
●	No repricing of stock options or stock appreciation rights ("SARs")
●	No liberal share recycling
●	No discounted or reload stock options or SARs
●	No tax gross ups

Term of Plan

Assuming the 2024 Plan is approved at the Annual Stockholder Meeting, unless ended sooner by the Board, the authority to grant awards under the 2024 Plan will terminate on the third anniversary of the date of the stockholder approval.

Administration

The Board, a committee of the Board or a designated officer of the Company (“Administrator”) will administer the 2024 Plan, with full power and authority to:

Select the persons to whom Awards will be made;
Prescribe the terms and conditions of each Award and make amendments thereto;
Construe, interpret and administer the 2024 Plan and any agreement or other document governing the terms of an Award made under the 2024 Plan; and
Make any and all determinations and take any and all other actions as it considers necessary or desirable to conduct the terms of the 2024 Plan.

Limitation on Plan Awards

The aggregate number of shares that may be issued by the Company pursuant to the 2024 Plan may not exceed 530,000. In no event shall more than 530,000 shares be issued pursuant to incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"). The maximum number of shares of Common Stock subject to stock option grants that may be granted during any one fiscal year of the Company to any one individual under the 2024 Plan shall be limited to 50,000 shares and the maximum number of shares of Common Stock subject to other Awards that may be granted during any one fiscal year to any one individual under the 2024 Plan shall be limited to 100,000 shares. The aggregate grant date fair value of shares of Common Stock that may be granted during any fiscal year of the Company to any non-employee director shall not exceed $250,000. These limitations are subject to adjustment per the adjustment provisions of the 2024 Plan.

Stock Options

Under the 2024 Plan, the Administrator may grant Awards of incentive stock options or non-statutory stock options; provided, that incentive stock options shall be limited to employees of the Company or its parent or "subsidiaries" and any other individuals who are eligible to receive incentive stock options under Code Section 422. Stock options must have an exercise price at least equal to fair market value ("FMV") as of the date of grant. No stock option shall be an incentive stock option unless so appointed by the Administrator at the time of grant or in the grant agreement evidencing such stock option. Stock options granted under the 2024 Plan may not have a term longer than ten years. Options granted under the 2024 Plan are not transferable other than by will or the laws of descent and distribution. The Company did not grant any stock options under the 2021 plan and currently has no plans in place to issue options.

Stock Appreciation Rights

The Administrator may from time-to-time grant to eligible participants Awards of Stock Appreciation Rights ("SAR"). An SAR entitles the grantee to receive, a payment having an aggregate value equal to the product of (i) the excess of (A) the FMV on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. The base price per share specified in the grant agreement shall not be less than the lower of the FMV on the grant date or the exercise price of any tandem stock option Award to which the SAR is related. SARs granted under the 2024 Plan may not have a term longer than ten years.

Stock Awards

The Administrator may from time-to-time grant Awards to eligible participants, on such terms and conditions including restricted stock and deferred stock awards, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. An Award may be denominated in Common Stock or other securities, stock-equivalent units or restricted stock units, securities or debentures convertible into Common Stock, or any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

The Administrator may grant performance-based Awards. The grant of, or lapse of restrictions with respect to, such performance-based Awards shall be based upon one or more performance measures and performance targets to be reached relative to those performance measures, all as determined by the Administrator.

Performance measures may be any objective or subjective criteria set up by the Administrator with respect to an award. Performance measures may include, by way of example and not of limitation, any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before taxes, ("EBT"); operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; price-to-earnings ratio; return on equity; return on invested capital; return on assets; growth in assets; share price performance; economic value added; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; relative performance to a group of companies comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company's meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures. In the event that a change in ownership, effective control, or ownership of the assets of the Company (as defined in the 2024 Plan, a "Change in Control") occurs after a performance-based stock award has been granted but before completion of the applicable performance period, a pro rata portion of such Award shall become payable (or a pro rata portion of the lapse of restrictions shall lapse, as applicable) as of the date of the Change in Control to the extent otherwise earned on the basis of achievement of the pro rata portion of the performance measures and performance targets relating to the portion of the performance period completed as of the date of the Change in Control.

Withholding of Taxes

Grantees and holders of Awards shall pay to the Company or its affiliate or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the 2024 Plan no later than the date of the event creating the tax liability. The Company or its affiliate may, to the extent allowed by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award (including the Award itself). In the event that payment to the Company or its affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at FMV on the applicable date for such purposes and shall, to the extent required to avoid an adverse accounting impact, not exceed in amount the maximum statutory tax withholding obligation. The Company does not guarantee to any participant or any other person with an interest in an Award that any Award intended to be exempt from Code Section 409A shall be exempt, any Award intended to comply with Code Section 409A or Code Section 422 complies, or any Award shall otherwise receive a specific tax treatment under any other applicable tax law. Neither the Company nor any of its Affiliates shall be required to indemnify, defend, or hold harmless any individual with respect to the tax consequences of any Award.

Substitute Awards

Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an affiliate as the result of a merger or consolidation of the employing entity with the Company, or an acquisition by the Company or an affiliate of the assets or stock of the employing entity. The terms and conditions of any such substitute Awards may vary from the terms and conditions in the 2024 Plan to the extent the Administrator deems appropriate to conform the substitute Awards to the provisions of the awards for which they are substituted.

Adjustments

In the event of a stock dividend, stock split, or reverse stock split affecting the Common Stock, under the 2024 Plan, the maximum number of shares that may be granted under the 2024 Plan, the maximum number of shares that may be granted to an individual during any one fiscal year, and the number of shares covered by and the exercise price and other terms of outstanding Awards shall, without further action of the Board, be adjusted to reflect such event. The Administrator may make adjustments to address the treatment of fractional shares and fractional cents that arise with respect to such event.

In the event of any change affecting the Common Stock, the Company, or its capitalization as a result of a transaction other than a Change in Control, the Administrator shall make appropriate adjustments to the maximum number and kind of shares reserved for issuance and any adjustments in outstanding Awards as the Administrator determines to be appropriate and equitable.

In the event of any transaction resulting in a Change in Control, outstanding stock options and other Awards that are payable in or convertible into Common Stock under the 2024 Plan will terminate upon the effective time of such Change in Control unless provision is made for the continuation or assumption of such Awards by, or the substitution of equivalent awards of, the surviving or successor entity or its parent. In the event of any such termination, the outstanding stock options and other Awards that will terminate upon the effective time of the Change in Control shall become fully vested and exercisable immediately before the effective time of the Change in Control, and the holders of Awards under the Plan will be permitted, immediately before the Change in Control, to exercise or convert all portions of such Awards that are then exercisable or convertible or become exercisable or convertible upon or prior to the effective time of the Change in Control.

Subject to limitations in the Plan, the Administrator is authorized to make, in its discretion and without the consent of holders of awards, adjustments in the terms and conditions of, and the criteria included in, awards in recognition of certain unusual or nonrecurring events or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Amendment and Termination

Subject to any approval of the stockholders of the Company that may be required by applicable law or regulation, the Board may end, amend, or modify the 2024 Plan or any portion thereof at any time. Except as otherwise decided by the Board, termination of the 2024 Plan shall not affect Awards granted prior to the termination of the 2024 Plan or the Administrator's ability to exercise the powers granted to it under the 2024 Plan with respect to Awards granted under the 2024 Plan prior to the date of such termination.

Certain United States Federal Income Tax Consequences

The following summarizes certain U.S. federal income tax consequences relating to the 2024 Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state, or local tax laws, and such tax laws may not correspond to the U.S. federal income tax treatment described herein. The exact U.S. federal income tax treatment of transactions under the 2024 Plan will vary depending upon the specific facts and circumstances involved and participants are recommended to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options

The grant of a stock option under the 2024 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. We will be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of Common Stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the Common Stock on the exercise date over the exercise price. We will be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of an SAR under the 2024 Plan will create no income tax consequences to us or to the recipient. A participant who is granted an SAR will recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the grant price. We will be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the SAR is settled in shares of Common Stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the exercise date).

Restricted Stock

A participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2024 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restriction or risk of forfeiture (which may be performance-based) on the share’s lapses in an amount equal to the fair market value of the restricted stock at such time. We will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restriction or risk of forfeiture lapses will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the date the restrictions lapse). Dividends paid in cash will constitute ordinary income to the participant in the year receive and we will be entitled to a corresponding deduction for such dividends. No dividends paid in relation to an award will be paid unless and until the applicable vesting conditions for the award are met. Any dividends paid in shares of Common Stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted shares (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted shares, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock units is made under the 2024 Plan. Upon the participant’s receipt of shares (or cash) at the end of the vesting, performance or restriction period (or any later deferral period), the participant will recognize ordinary income equal to the amount of cash or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or Common Stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time. No dividend equivalents granted in relation to an award will be paid unless and until the applicable vesting conditions for the award are met.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Code limits the deduction we can take for compensation we pay to certain “covered employees,” to $1,000,000 per year per individual.

New Plan Benefits

We cannot currently determine the awards that may be granted under the 2024 Plan in the future to the executive officers named in this proxy statement or to other officers, employees, directors, or other persons. The Administrator will make such determinations from time to time.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of Common Stock that may be issued upon exercise of outstanding options, warrants and rights under the Company's equity compensation plans and the weighted average exercise price and number of shares of Common Stock remaining available for issuance under those plans as of January 31, 2024.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a) (c))
Equity compensation plans approved by stockholders	22,300	$11.15	-

Vote Required

The affirmative vote of a majority of the shares of stock present or represented by proxy at the Annual Meeting is required to approve the 2024 Plan. In determining whether the 2024 Plan has been approved, abstentions will have the effect of a vote “against.” In general, brokers do not have discretionary authority on proposals relating to equity compensation plans. Therefore, absent instructions from you, your broker may not vote our shares on this proposal. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE 2024 OMNIBUS STOCK INCENTIVE PLAN.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Highlights

Our Board is committed to principled, ethical governance that benefits you, our stockholders, as well as our customers, employees and communities. The following table presents a brief summary of a number of Board reviews and governance actions.

Overview	Focus Areas	Board Actions
Corporate Governance	Board Retirement Policy	Our Board adopted a retirement policy requiring non-employee directors to retire from the Board, and not stand for re-election, on the date of the Annual Meeting following their 72nd birthday.
	Stockholder Right to Call Special Meetings	On April 30, 2019, our Board revised our Bylaws to permit stockholders holding 10% of our outstanding common stock to call a special meeting without limitation.
	Poison Pill Elimination	Our Stockholder Rights Plan, or Poison Pill, was intentionally allowed to expire on September 15, 2019 and has not been extended or renewed.
	Board Refreshment and Gender Diversity	Average tenure of nominees - 6.6 years. 100% Board refreshment in last ten years. Two new directors added in last five years. 25% of independent directors on the Board are female.
	Director Qualifications and Experience	Matrices highlighting the skills and diversity of individual directors and the Board as a whole included in this proxy statement.
	Stockholder Outreach	Conduct frequent stockholder outreach to solicit feedback on a variety of topics including say on pay, executive compensation, company strategy, growth and governance issues.
	Insider Trading Policy	NEOs and directors prohibited from hedging or pledging any Common Stock they hold or from engaging in short sales of our Common Stock. They are also prohibited from purchasing the Company’s securities on margin. Further, all NEOs and directors are required to make advance notice for any proposed transactions in the Company’s securities from the Company’s Chief Executive Officer or Chief Financial Officer.
Compensation Committee Communication & Responsiveness	Review of the Executive and Board Compensation Programs

Engaged Willis Towers Watson in 2023 to complete a comprehensive review of independent director and executive compensation as input to and confirmation of our annual compensation review. A comprehensive review will be conducted every other year unless market conditions demand otherwise. We maintain a very lean Board, comprised of only 4 independent directors and the CEO, to minimize Board costs.

Long-Term Equity-Based Incentive Plan

Implemented a performance-based component to our long-term equity-based incentive awards, which component ties compensation directly and objectively to our long-term financial performance and helps ensure that our executives’ interests are aligned with those of our stockholders. A portion of the amount of the performance-based award payout is tied to the achievement of the level of multi-year consolidated return on equity targets approved by the Board. The remaining amount is equity, that is time based, in order to directly align executive incentives to the interests of our stockholders. These two elements provide for strong leadership motivation and retention.

	Equity Vesting Acceleration upon a Change in Control	Included “double trigger” accelerated vesting in all executive employment agreements, requiring both a change in control of the Company and a resignation for good reason, defined to include a material diminution of duties, responsibilities, reporting or authority, or an involuntary termination without cause.
	Clawback Policy	The Board has updated our Compensation Committee Charter and Clawback Policy to meet SEC and NASDAQ requirements for our policies relating to clawbacks for incentive compensation paid to executive officers.
Stock Ownership Guidelines

The Board has implemented stock ownership guidelines as follows:

● CEO - 3.0X Annual Base Salary

● Executive officers including NEO - 1.5X Annual Base Salary

● Independent Directors - 3.0X Annual Base Cash Retainer

See the director and executive officer ownership table included in this proxy statement.

Disclosure of Stockholding Periods

Executive officers and directors hold shares until ownership guidelines are met, other than permitted sales to allow independent directors to pay cash taxes on vesting of restricted stock earned as described in Director Compensation below.

	Anti-Hedging/Pledging Policy	The Board has adopted formal guidelines and policies prohibiting hedging and pledging which are found in our Insider Trading Policy.
	Independent Director Equity Compensation	Board equity compensation transitioned from deferred equity to equity grants with a one-year vesting period.
	Minimum Equity Vesting Period	Employee equity grants under the 2021 Omnibus Stock Incentive Plan (“2021 Plan”) have a minimum vesting period of one year (other than with respect to shares representing 5% of the total shares reserved).
	Share Recycling	Common stock used to settle taxes is not recycled into the 2021 Plan reserve.
	Retirement Conditions	Amended plan to include executive retirement conditions of six months written notice, three-year Confidentiality and Non-Solicitation/Non-Compete Agreements coupled with a clawback clause in return for ongoing equity vesting.

Director Independence

Our Board currently consists of five directors, all of whom are being nominated for re-election to the Board at the Annual Meeting. Four of the five nominated directors are “independent directors” within the meaning of the NASDAQ rules. David J. Mansfield is our President and Chief Executive Officer and, thus, does not meet the definition of “independent” under the NASDAQ rules.

Director Compensation

We believe our current director compensation is competitive as confirmed by the recent WTW benchmark, as such there are no proposed changes to director compensation for 2024. Director compensation remains as described in the table below.

Independent non-employee directors received an annual grant of Common Stock in the dollar amount noted below. Shares of restricted stock granted are calculated by dividing the dollar value of the grant by the fair market value of the Common Stock on the date of grant. Grants of restricted stock vest over a one-year period. Stock grants are issued annually. Directors may elect to adopt a Rule 10b5-1 Stock Trading Plan under the Exchange Act that will, subsequent to the vesting of the stock, automatically sell a sufficient number of shares of the vested stock at the then-current market price which is normally used to cover their anticipated tax obligations associated with the vesting.

The following table sets forth our 2024 non-employee director compensation:

Annual cash retainers
Non-Employee Director	$45,000
Independent Chairman of the Board	40,000
Chairman of Audit Committee	10,000
Members of the Audit Committee	7,500
Chairman of the Compensation Committee	7,500
Members of the Compensation Committee	6,000
Chairman of the Nominating and Corporate Governance Committee	5,000
Members of the Nominating and Corporate Governance Committee	5,000

Annual equity grant
Non-Employee Director	$75,000
Independent Chairman of the Board	85,000

The Board and committee retainers are intended to competitively compensate the directors for their time engaged in activities on behalf of the Company.  As such, no additional compensation is provided for meetings, travel, projects or other assignments. In certain, rare circumstances, the Chairman of the Board may determine that compensation beyond the standard retainers is warranted. However, no such additional compensation was approved or paid during 2023.

The following table shows the total compensation earned by non-employee directors for the fiscal year ended January 31, 2024:

Directors’ 2023 Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Cynthia A. Boiter	73,500	75,000	148,500
David B. Brown	71,000	75,000	146,000
Robert J. McNally	68,500	75,000	143,500
Jerome T. Walker	85,000	85,000	170,000

(1)

Stock awards in 2023 were issuable to each non-employee director as shares of Common Stock. Based on the trailing 30 day average closing sale price of $9.70 on the grant date of June 22, 2023, each restricted stock award was 8,293 shares to the Chairman of the Board and 7,317 shares to each other non-employee director. The amounts reported in the Stock Awards column represent the grant date fair value based on the trailing 30 day average closing sale price of our Common Stock on June 22, 2023.

The following table summarizes the aggregate amount of restricted stock held by our non-employee directors, restricted shares granted, shares purchased and shares deferred as of  January 31, 2024:

Name	Number of Vested Shares	Number of Restricted Shares Granted (1)	Number of Shares Purchased (2)	Number of Deferred Shares (3)	Total Shares
Cynthia A. Boiter	17,357	7,317	-	5,501	30,175
David B. Brown	17,357	7,317	-	27,504	52,178
Robert J. McNally	6,842	7,317	6,000	-	20,159
Jerome T. Walker	21,174	8,293	2,700	29,921	62,088

(1)	Restricted stock vests one year from grant date.
(2)	The above table includes share purchases that occurred at certain intervals during the year ended January 31, 2024. For further information, refer to Form 4's filed with the SEC on September 22, 2024, September 28, 2024, and October 10, 2024, respectively.
(3)	Deferred Common Stock awards are issued as fully vested Common Stock upon departure from our Board.

Guidelines for Director and Officer Equity Ownership

To ensure alignment of our executives and directors to our stockholders, we maintain equity ownership guidelines set as a total value equal to the multiples of base salaries or base cash retainers, as applicable and outlined in the following table. Executive officers and non-employee directors have five years from the date of first appointment or election as an executive officer or non-employee director to achieve these levels of equity ownership.

Group	Stock Ownership Guideline
President and CEO	3.0X Annual Base Salary
Executive Officers	1.5X Annual Base Salary
Independent Directors	3.0X Annual Base Cash Retainer

The following table summarizes the equity position versus the Board guidelines for our NEOs and non-employee directors as of January 31, 2024:

PEO, NEOS AND DIRECTORS	Total Position in Shares (4)	Fair Value of Shares Owned on Grant Date	Guideline Multiple	Achieved	Excess/(Short) (1)
David J. Mansfield	260,071	$2,227,845	3.0	Yes	$823,845
D. Bryan Norwood	28,825	288,016	1.5	No	(151,475)
Matthew E. Lewicki (2)	4,098	42,005	1.5	No	(370,499)
Saleh Sagr	14,469	148,459	1.5	No	(250,541)
Grant Dewbre	31,676	332,036	1.5	No	(118,648)
Cynthia A. Boiter	30,175	254,767	3.0	Yes	34,267
David B. Brown	52,178	424,823	3.0	Yes	211,823
Robert J. McNally (3)	20,159	200,138	3.0	No	(5,362)
Jerome T. Walker	62,088	524,793	3.0	Yes	269,793

(1) Equity ownership was calculated using the value of the equity awards using the closing price of Common Stock on the date of grant.

(2) Mr. Lewicki was promoted to Chief Financial Officer on October 2, 2023 and has until October 2, 2028 to satisfy his stock ownership guideline.

(3) Mr. McNally was appointed to the Board on February 14, 2022 and has until February 14, 2027 to satisfy his stock ownership guideline.

(4) The amounts presented above in Total Position in Shares for each executive officer and director includes deferred stock, unvested restricted stock and Common Stock held outright by each executive officer and director as of January 31, 2024.

An executive officer’s or non-employee director’s ownership can take the form of direct ownership or indirect ownership of Common Stock through family trusts, deferred company stock programs, or in any other manner commonly acceptable to the Company, however, unexercised stock options do not count towards equity ownership guidelines. The Compensation Committee reviews the equity ownership guidelines annually. Executive officers and non-employee directors are discouraged from selling shares of Common Stock until they achieve the recommended level of equity ownership. All of our executive officers and non-employee directors are in compliance with their stock ownership guidelines.

The Board’s Role in the Oversight of Compensation Risk

To help mitigate compensation risk, we have adopted and observe the following oversight policies.

Insider Trading Policy

Named Executive Officers and directors are prohibited from hedging or pledging any Common Stock they hold or from engaging in short sales of our Common Stock. They are also prohibited from purchasing the Company’s securities on margin. Further, all NEOs and directors are required to required to provide advance notice for any proposed transactions in the Company’s securities from the Company’s Chief Executive Officer or Chief Financial Officer.

Clawback Policy

The Board has adopted a policy which provides for the recoupment of certain executive compensation in the event either (1) the Company is required to prepare an accounting restatement of its financial statements due to a material non-compliance with any financial reporting requirement under the U.S. securities laws or (2) an executive violates the Company’s code of conduct, or breaches a fiduciary duty, or is grossly negligent, or engages in illegal or improper conduct causing financial or reputational harm to the Company. The Board will determine, in its sole discretion, the method for recouping incentive compensation under this policy which may include, without limitation: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the executive; (d) cancelling outstanding vested or unvested equity or cash awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board. Refer to exhibit 97 “Recoupment of Incentive Compensation Following a Restatement” within the Company’s Annual Report on Form 10-K for the year ended January 31, 2024 as filed with the SEC on April 26, 2024, for further discussion regarding the Company’s Clawback Policy.

Other Risk Mitigators

Incentive compensation is paid only after our financial results are complete and audited and the Compensation Committee has verified the performance results and associated incentive awards.

Related Party Transactions

There were no related party transactions in 2023.

Board and Committee Meetings

The Board has three standing committees: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The independent Chairman of the Board serves as an ex-officio non-paid member of all three committees. During 2023, the following number of meetings were held:

Number of Meetings
Board of Directors	7
Audit Committee	6
Nominating and Corporate Governance Committee	4
Compensation Committee	4
Unanimous Consent	8

In addition to regular meetings, the Board and each committee also meet in executive sessions. In 2023, the Board of Directors met all attendance requirements for these meetings.

Audit Committee

The Audit Committee consists of Cynthia A. Boiter (Chairwoman), David B. Brown, Robert J. McNally and Jerome T. Walker (ex-officio). The Board has determined that all members of the Audit Committee are “independent” as that term is defined in the SEC rules and the NASDAQ rules. The Board has also determined that three of the members of the Audit Committee, Mrs. Boiter, Mr. Brown and Mr. McNally, qualify as “audit committee financial experts” as defined under SEC regulations.

The principal duties of the Audit Committee include:

•	Selecting the Company’s independent registered public accounting firm;
•	Evaluating the independent registered public accounting firm’s independence;
•

Monitoring the scope, approach and results of the annual audits and quarterly reviews of the Company’s financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of the Company’s internal audit function and overall risk management processes; and
•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of the Company’s internal control systems.

The Board last updated its Audit Committee Charter in October 2021, which is available at www.permapipe.com under: Investors - Governance Documents.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Robert J. McNally (Chairman), Cynthia A. Boiter, David B. Brown and Jerome T. Walker (ex-officio). The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined under the SEC rules and the NASDAQ rules. The Committee evaluates individual directors, committees, and the Board as a whole, both in terms of size and capability.

The Nominating and Corporate Governance Committee also oversees the CEO succession planning process and reviews, at least annually, and approves other management succession plans to ensure continuity in our senior management positions.

The Nominating and Corporate Governance Committee identifies the attributes of the Board’s incumbent members that contribute to the work of the Board and its committees, including leadership, accomplishments, experience, skills, diversity, integrity and commitment to Board duties. When a position on the Board becomes vacant, or if the Board size is increased, the Nominating and Corporate Governance Committee reviews the attributes of incumbent members and determines any attributes that, if possessed by a new Board member, would result in improved performance of the Board. Candidates recommended to the Nominating and Corporate Governance Committee for consideration as nominees for vacant or new Board positions are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee. Following evaluation, which includes interviews and such other procedures the Nominating and Corporate Governance Committee deems advisable, the Nominating and Corporate Governance Committee makes a recommendation to the Board regarding a candidate either to be nominated for election at the next annual meeting of stockholders or appointed by the Board prior to such meetings. The committee and the Board understand the importance of diversity in both perspective and experience. The Committee also values gender and racial diversity in Board membership. Such diversity is an integral part of the selection and candidate evaluation process.

Recommendations for potential director nominees can come from many different sources, including other Board members, executive officers, stockholders, self-recommendations, members of the communities the Company serves, or search firms.

Any stockholder wishing to make a recommendation for a person to be considered by the Nominating and Corporate Governance Committee pursuant to the process described above as a potential nominee to the Board should refer to “Stockholder Proposals and Nominations for 2024 Annual Meeting” for a discussion of the procedures that stockholders are required to follow in order to submit nominees for consideration by the Nominating and Corporate Governance Committee.

The Board updated its Nominating and Corporate Governance Committee Charter in June 2020, which is available atwww.permapipe.comunder: Investors - Governance Documents.

Compensation Committee

The Compensation Committee consists of David B. Brown (Chairman), Cynthia A. Boiter, Robert J. McNally and Jerome T. Walker (ex-officio). The Board has determined that all members of the Compensation Committee are “independent” as that term is defined under the SEC rules and NASDAQ rules, including those specifically applicable to compensation committee members.

The Compensation Committee generally undertakes the following activities:

•	Maintains awareness of industry compensation trends and benchmarks and assist the Board in overseeing the Company’s compensation policies, including equity plans and benefits strategies;
•	Determines the appropriate compensation for the President/CEO, and recommends adjustments for approval by the Board;
•	Consults with the CEO on compensation of the Company’s other executive officers;
•	Reviews the Company’s list of high-potential employees and business critical positions, along with retention and succession plans;
•	Reviews independent and non-employee director compensation and recommends adjustments for approval by the Board;
•	Oversees all of the Company’s executive compensation and its equity-based compensation plans;
•	Advises the Board on omnibus plan stock availability, future requirements and enhancements or changes to plan language;
•

Oversees and approves an annual report of the Compensation Committee for inclusion in the Company’s annual proxy statement (or Annual Report on Form 10-K) in accordance with applicable SEC rules and guidelines, if required;

•	Reviews and approves the Executive Compensation Discussion and Analysis included in the Proxy Statement (or Annual Report on Form 10-K); and
•	Performs any other activities consistent with its charter, the Company’s bylaws, applicable law and as the Board deems necessary or appropriate.

In making decisions concerning executive compensation, the Compensation Committee typically considers, but is not required to accept, the recommendations of the CEO, except that the CEO does not make any recommendations with respect to his own compensation.

The Compensation Committee has delegated to the Company’s Vice President of Human Resources the authority to control, operate, manage and administer all executive compensation, equity-based compensation plans and benefit plans, with the exception of the following: grant waivers of plan terms, conditions, restrictions or limitations; accelerate vesting or exercise of an award; establish new kinds of awards; establish or modify performance goals, or certify the attainment of performance goals.

The Board updated its Compensation Committee Charter in December 2023, which is available at www.permapipe.com under: Investors - Governance Documents.

Board and Company Leadership

The Board retains discretion to structure leadership of the Board and Company in the manner that best serves the Company’s and its stockholders’ interests at a given time, and accordingly, has no fixed policy with respect to combining or separating the offices of Chairman and CEO. The Board has determined that, if the Chairman is not an independent director, a lead independent director should be selected by the independent directors and should serve as the chair of the Nominating and Corporate Governance Committee. Jerome T. Walker has served as independent Chairman of the Board since June 2022. As a result, the Company does not have a lead independent director at this time. The Board believes that its current leadership structure is effective and appropriate; allows for a separation of oversight between management and the Board; provides an experienced Chairman with whom the CEO can discuss issues facing the Company; and empowers a significant voice to non-management directors.

Board’s Oversight of Enterprise Risk

The Board oversees major enterprise risks facing the Company and reviews management’s proposals for mitigation of such risks. It reviews and discusses significant financial and nonfinancial risks and steps management has taken to monitor, control and report such exposures. In performing its oversight responsibilities, the Board periodically discusses with management the Company’s policies with respect to enterprise risk assessment and risk management, including risks inherent in proposals for which Board approval is sought. The Audit Committee and Compensation Committee report to the Board regularly on matters relating to specific areas of risk each committee oversees. Throughout the year, the Board and its relevant committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

Board and Stockholder Meeting Attendance

The Company expects Board members to attend meetings of the Board, Board committees on which they are a member, and the annual meeting of the Company’s stockholders. During 2023, all of the Company's current directors met the attendance requirements of the Board and all Board committees on which such director served. All directors attended the Company’s 2023 annual meeting.

Code of Conduct

The Company has adopted a Code of Conduct, which is applicable to all employees of the Company and to the Company’s Board. The Company is committed to conducting business in accordance with our core values and the law and with the highest standards of ethical business conduct. All employees and directors acknowledge and certify annually their understanding and application of, and compliance with, our Code of Conduct. The Company updated the Code of Conduct in January 2024 and is publicly available on the Company’s website at www.permapipe.com under: Investors - Corporate Governance.

Stockholder Communication with our Board of Directors

Stockholders may communicate with the Board by submitting communications in writing, addressed to the Board as a whole or one or more specific directors, in care of the Corporate Secretary of the Company, to: Corporate Secretary, Perma-Pipe International Holdings, Inc., 24900 Pitkin Road, Suite 309, Spring, Texas 77386. The Corporate Secretary will submit all appropriate matters to the Board or specific directors, as applicable. Stockholders also will have the opportunity to ask appropriate questions of Board members at the Annual Meeting.

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Stockholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Chief Compliance Officer, Perma-Pipe International Holdings, Inc., 24900 Pitkin Road, Suite 309, Spring, Texas 77386.

Environmental, Social and Governance (“ESG”) Overview

The Company's operations take into account governance, social and environmental factors. Addressing ESG concerns and finding solutions within our business units enables us to build better businesses internationally. The Company lessens the environmental impact of its operations and that of its clients by being deliberate in the development of products and services that are both environmentally sensitive and comply with regional governmental legislation.

All of the Company's business units work in accordance with its Environmental Management Systems (“EMS”) and are, or are being, accredited to the ISO 140001 standard. An overall framework for identifying, managing, monitoring and controlling environmental issues is provided by the ISO 140001 standard.  This gives the Company a framework for assessing and reducing the environmental impact of its operations.  The Company's EMS is continuously improved in order to minimize any environmental impact that arise as a result of the Company's operations.   The Company advocates for consuming less energy in all of its endeavors and work to minimize, recycle and reuse waste whenever possible.  The Company's ability to succeed as a multinational corporation depends on having a positive impact in the communities where it operates. Providing a safe work environment is of paramount importance to the Company. The North America, Middle East and North Africa business units are ISO 45001 accredited.

Corporate governance is a key component to the success of any business.  As a publicly traded company based in the U.S., the bar for corporate governance is high.  The Company has strict oversight by an active Board of Directors and it has robust guidelines under which its employees and business partners must adhere to. The Company's Ethics & Compliance Committee routinely meets to ensure that its standards are being adhered to and that they are continuously improved to ensure the highest standards of ethical and legal compliance are maintained at all times.

The Company strives for ESG excellence every day. The Company's stakeholders, which include its workers, customers, vendors, business partners, shareholders and communities all around the world, look to our principles to consistently display integrity, respect, and sound business judgment when it comes to matters of the environment, social equality and corporate governance.

Commitment to Sustainability

Sustainability matters, and the decisions the Company's clients make today will have an influence on future generations. The Company is proud to serve one of the greenest and most energy conservation-minded industries in the world, the district energy industry.

Most district energy systems use steam distribution systems to provide thermal energy for space heating and hot water needs of connected buildings. District hot water systems, rather than steam, can also be used to deliver thermal services, which typically increases system efficiency through lower distribution losses. Hot water distribution is well suited to incorporating advanced energy options such as solar thermal and waste heat recovery from industrial processes and data centers. For cooling, most district energy systems use hybrid chiller plants, often coupled with thermal storage. These systems lower the overall carbon footprint of any building development project, yielding a more sustainable method of heating and cooling.

The Company has been at the forefront of engineering and fabricating piping system solutions to supply efficient and sustainable district energy systems for below or above ground steam, hot, and chilled water applications for nearly a century.

Likewise, other fluids are moved every day through our piping systems with the least amount of heat loss, or heat gain, leading to efficiency for our customers. The Company's double containment solutions provide lasting mechanical protection ensuring protection for the environment. The Company also provides robust anti-corrosion coating solutions which protect our customers’ infrastructure for decades to come.

The Company is committed to the protection of its customers’ assets, the environment in which it operates and to the fundamental sustainability that its products provide.

Human Capital Management

The Company’s long-term success is based upon fostering a workforce dedicated to delivering the best experience to its customers through robust human capital management initiatives.

Perma-Pipe Values

The Company is proud of the values upon which its business is based. Accordingly, it has and will continue to uphold the highest business ethics and personal integrity in the organization’s actions, interactions, and transactions.

We have and will continue to uphold the highest levels of business ethics and personal integrity in all types of actions, interactions, and transactions. Our Values and Code of Conduct are common reference points for anyone who is unclear about what is expected of them.

Diversity, Equity and Inclusion

At our core, we are a global entity committed to cultivating a culture of Diversity, Equity, and Inclusion (DEI) across all facets of our operations worldwide. We recognize that our strength lies in embracing differences and fostering an environment where everyone feels valued and included. Our dedication to DEI is a strategic advantage that propels us toward our vision of delivering unparalleled value to our customers, colleagues, business partners, and shareholders. We extend our commitment to DEI to every level of our organization, including our Board of Directors, ensuring that diverse perspectives shape our decision-making processes. We understand that the collective wealth of individual differences, life experiences, knowledge, creativity, innovation, and talents our employees bring to their roles not only defines our culture but also underpins our reputation and accomplishments. We are committed to continuously evolving our DEI initiatives to create an environment where all individuals can thrive, contribute, and reach their full potential. Through fostering inclusivity, we not only enrich our workplace but also drive innovation and sustainable growth.

Safety and Wellness

Safety is not just a priority; it is a culture we have meticulously crafted and aptly named “The Perma-Pipe Zero Incident Safety Culture.” Through a robust framework of policies, procedures, and initiatives, we foster an environment where safety is ingrained in every aspect of our operations. We prioritize the well-being of our employees, customers, and communities.

Our unwavering commitment is proactively striving for zero serious injuries. By continually investing in our core safety programs and pioneering injury-reducing initiatives, we aim to create a workplace where every individual return home safely at the end of the day. Recognizing that holistic well-being encompasses both physical and mental health, we proudly offer comprehensive employee assistance programs, including financial guidance, legal support, and mental health counseling, ensuring our employees have the resources they need to thrive both personally and professionally.

Employee Engagement

Our success depends on sustaining a high performing culture, where employees are engaged, and their efforts are aligned with the company’s overall strategy. In 2024, we will renew our global employee engagement survey that will serve as a platform to better understand our employees’ experiences. The feedback gathered will further enable us to leverage employee insights and feedback to create a more effective workplace. We have made significant strides in the areas of improvement identified in our 2020 employee engagement survey and are committed to upholding the exchange of meaningful dialogue between leaders and employees about their experiences, contributions, and development.

Talent Acquisition and Retention

Our talent acquisition strategy is designed to position Perma-Pipe as the employer of choice in the industrial manufacturing sector. Our multifaceted approach leverages external professional recruiting firms, innovative social media campaigns, and active engagement with local communities to maximize talent outreach and ensure we attract top quality candidates. We are committed to providing equal opportunity in employment for all applicants and employees. We proactively nurture a culture of inclusion, innovation, and excellence through the promotion of internal candidates, succession planning for senior leadership roles, and throughout the entire employee lifecycle. To remain competitive, we continually examine and benchmark our practices against industry trends to ensure we attract exceptional talent while fostering the needs of our employees.

Talent Development

We strongly believe that strategic workforce planning and ongoing employee development are crucial for our success. A key driver of our future growth is our commitment to nurturing leadership. We focus on identifying and cultivating talent, enabling employees to accelerate their career progression and meet their professional goals. We have robust processes in place for career management, succession planning, and leadership development, empowering employees to take ownership of their careers. Our organization's success relies on equipping our global workforce with the resources and tools necessary to meet future challenges.

Employee Compensation and Benefits

Our compensation strategy is designed to be competitive and rewarding, integrating both short-term and long-term incentives. Aligned with industry benchmarks and tailored by expert consultants, our comprehensive benefits package supports the overall well-being of our employees. This includes everything from health insurance to retirement savings plans, ensuring that our team members are supported in every aspect of their lives. Our local human resources and benefits teams complied with all applicable local benefit, wage and hour laws and ensured employees are receiving competitive wages and benefits. We continue to offer a suite of benefits including medical, dental, vision, company-paid disability, and life, and 401(k) retirement savings plans.

Ethics and Compliance

The Company's commitment to ethical business practices extends across all its subsidiaries, joint ventures, associated companies, and affiliates worldwide. Upholding the highest standards of integrity is not only expected of every individual within our organization, regardless of their role or location, but also extends to our business partners. Aligned with this commitment, our Ethics and Compliance Policy mandates that all our partners adhere to similar principles as outlined in the Policy. These principles must be effectively communicated throughout their organizations, including to their employees and subcontractors.

Our Code of Conduct sets clear ethical standards for every member of our workforce, including employees, officers, independent directors, and third parties involved in our business operations. These standards are designed to meet internal expectations and external legal requirements mandated by regulatory agencies.

To bolster our global ethics and compliance framework, we have implemented various policies and procedures such as Conflict of Interest, Third-Party Due Diligence, International Screening, and our Global Anti-Corruption Policy. Additionally, we maintain a Compliance Hotline and a comprehensive Harassment Policy. Our commitment to ethical conduct is further reinforced through regular employee training sessions and rigorous system testing. We continually enhance our programs through data collection, continuous monitoring, and updates to ensure alignment with industry best practices.

Labor Relations

We maintain a longstanding partnership with the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry Local 572. Our collective bargaining agreements foster harmonious relations between management and employees, oversee union compensation structures, and mitigate the risk of disruptions such as strikes and lockouts. Regular dialogues with both national and local union leaders cover vital business topics, including customer service, operational enhancements, business performance, and adapting to technological advancements and market competition. Our history underscores our commitment to delivering quality service and sustaining good jobs, supported by competitive wages and comprehensive benefits for our workforce.

Emphasizing collaboration and cooperation, both parties are dedicated to fostering positive relationships among representatives at every level and across our union workforce. Our mutual accord outlines clear procedures for grievance resolution, ensuring fair treatment for all union employees. This collaborative approach enhances our manufacturing competitiveness while guaranteeing uninterrupted service for our customers. Respecting the rights of our employees to associate freely, we uphold our obligations to comply with local labor laws and regulations in every jurisdiction we operate.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee of the Board, which met six times during the last fiscal year, consists of four independent directors. The members of the Audit Committee meet the independence requirements, and three of the current members, Mrs. Boiter, Mr. Brown and Mr. McNally, meet the financial literacy requirements of NASDAQ and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NASDAQ rules.

Management is responsible for the Company’s internal controls and the financial reporting process by which it prepares the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on those statements. The Audit Committee monitors the Company’s financial reporting processes, including its internal control systems.

During 2023, at each of its regularly scheduled meetings, the Audit Committee met with senior members of the Company’s financial management team. Additionally, the Audit Committee held separate private executive sessions, at each of its regularly scheduled meetings, with the Company’s independent registered public accounting firm, Grant Thornton LLP, the Company’s internal audit provider, Jefferson Wells (a firm engaged by management to provide internal audit and compliance support), and with the Company’s CEO and CFO, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. The Audit Committee’s agenda is established by the Audit Committee’s Chairwoman and the Company’s CFO.

Management updates the Audit Committee periodically on its process to assess the adequacy of the Company’s system of internal control over financial reporting; the framework used to make the assessment; and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee, senior members of management, and Jefferson Wells reviewed the Company’s policies and procedures with respect to risk assessment and risk management.

Each year, the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to re-engage the current independent registered public accounting firm or consider other audit firms. Based on this evaluation, the Audit Committee decided to re-engage Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended January 31, 2024. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee continued its long-standing practice of recommending that the Board ask the Company’s stockholders, at the Annual Meeting, to ratify its appointment of the Company’s independent registered public accounting firm.

With respect to the Company’s audited financial statements for 2023:

•	The Audit Committee reviewed and discussed the audited financial statements with management;
•	The Audit Committee met with Grant Thornton LLP and discussed the matters required by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•

The Audit Committee received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Grant Thornton LLP its independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and Grant Thornton LLP referred to above, management’s representations and the report of Grant Thornton LLP on the Company’s 2023 audited financial statements, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended January 31, 2024 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024 for filing with the SEC.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

Cynthia A. Boiter, Chairwoman

David B. Brown

Robert J. McNally

Jerome T. Walker (ex-officio)

 Members of the Audit Committee

AUDIT FEES

The Audit Committee appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2024. The Company’s stockholders ratified the engagement of Grant Thornton LLP at the 2023 annual meeting of stockholders on June 22, 2023.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Company engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be provided economically by employee staffing. Such services include internal audit and tax services.

The aggregate amounts included in the Company’s financial statements for 2023 and 2022 for fees billed or to be billed by Grant Thornton LLP were as follows:

	2023	2022
Audit Fees	$944,108	$715,337
All Other Fees		26,250
Total	$944,108	$741,587

Audit fees include fees for all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of the Company’s financial statements. In addition, these fees include fees for services in connection with statutory and regulatory filings, consents, reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q and review of filings with the SEC, such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

The Company did not incur any internal audit fees or tax fees from Grant Thornton LLP during 2023 or 2022.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by Grant Thornton LLP in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of Grant Thornton LLP for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for, and nature of, the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied, as appropriate. The Audit Committee maintains a record of all such approvals in its files for future reference. The Audit Committee approved all services provided by Grant Thornton LLP during the past two years prior to their undertaking.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Executive Compensation Discussion and Analysis is to provide information about the compensation of the following current executive officers, who are the Company’s NEOs for 2024: David J. Mansfield, the Company’s President and Chief Executive Officer; Matthew E. Lewicki, the Company’s Vice President and Chief Financial Officer; Saleh Sagr, Senior Vice President of MENA, as well as our former officers D. Bryan Norwood, the Company's Vice President and Chief Financial Officer who retired in 2023; and Grant W. Dewbre, the Company’s Chief Operating Officer, who resigned on July 4, 2023 from his position.

The Company qualifies as a “smaller reporting company” as defined under SEC rules and, as a result, is not required to include in this Proxy Statement a Compensation Discussion and Analysis section or certain other disclosures relating to executive compensation. However, we are voluntarily providing certain information to maintain transparency in executive compensation.

Purpose of Executive Compensation Program

The Company’s long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to the Company’s vision, values and strategy. To that end, our executive compensation program is designed to link our executives’ pay to their individual performance, to our annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.

We believe the compensation packages for our NEOs are market competitive and reflect their extensive management experience, continued high performance, and exceptional service. We also believe our compensation strategies have been effective in attracting executive talent and promoting performance and retention.

Pay for Performance Philosophy

In 2023, our compensation plan was designed to hold our NEOs accountable for our business results and to reward them for strong corporate performance and the creation of stockholder value. The key elements of our executive compensation program supported this objective.

Compensation Element	Form of Payment	Performance Metrics	Rationale
Base Salary	Cash	Individual Performance	Market based to attract and retain skilled executives. Designed to recognize scope of responsibility, individual performance and experience.
Short-Term Incentive	Cash	Adjusted EBT Performance: Financial 100%	Rewards on the achievement of challenging annual financial performance goals of the Company. In 2023 the Company changed our primary metric from EBIT to EBT to better focus on operational profitability.
Long-term Incentive	50% Equity - Restricted Stock	Three-year vesting period	Provides an incentive for long-term strategic planning and profitable growth correlated with stockholder value through share price appreciation over time.
	50% Performance-Based - Cash	Three-year vesting period Return on equity	Is based upon return on equity.

Because we believe the compensation of our most senior executives should be based on the Company’s overall performance, each executive’s pay is tied to the same financial metrics, and in aggregate, approximately half of each executive’s direct compensation is either short-term incentive-based or long-term equity and cash-based, dependent upon Company financial performance, and is therefore at risk. In 2023, incentive-based components (which we define as including the target values for short-term and long-term incentive compensation, inclusive of restricted stock awards) were 70% of the CEO’s target total direct compensation opportunity and 47% of the average target total direct compensation opportunity for the other NEOs.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the financial performance of the Company. For the most recently completed fiscal year, the Company did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to our NEOs to the Company’s performance. We are also permitted to report as a “smaller reporting company” as defined under the U.S. federal securities laws. Accordingly, we have not included a tabular list of financial performance measures, and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K.

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended January 31, 2024 and 2023, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (2)	Net Income ($ in thousands) (3)
2023	1,471,563	1,317,102	484,879	465,826	132	10,471
2022	1,576,626	1,583,967	527,008	528,050	167	5,945

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2023		2022
Description of Amount	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table - Total Compensation	$1,471,563	$484,879	$1,576,626	$527,008
Decrease in amounts reported under the "Stock Awards" column in the Summary Compensation Table for the applicable fiscal year	(350,981)	(55,712)	(337,447)	(64,187)
Increase for Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	274,963	43,646	312,508	59,443
(Decrease)/Increase for Awards Granted during Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End, determined based on change in Fair Value from Prior Fiscal Year End to Applicable Fiscal Year End	(76,740)	(6,568)	63,982	11,967
Decrease for Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(1,703)	(419)	(31,702)	(6,181)
Change in compensation	1,317,102	465,826	1,583,967	528,050

(1) Our Principal Executive Officer (“PEO”) for 2023 and 2022 is David J. Mansfield, and our Non-PEO NEOs for whom the average compensation is presented in this table for 2023 and 2022 are Matthew E. Lewicki and Saleh Sagr.

(2) Total Shareholder Return illustrates the value, as of the last day of the indicated fiscal year, of an investment of $100 in the Company’s Common Stock on January 31, 2021.

(3) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

(4) Mr. Lewicki's compensation data is only for nine months since he began his employment in May 2023. Mr. Norwood's salary is prorated as he was only with the Company eleven of the twelve months before retiring in December 2023. Mr. Dewbre resigned in July 2024, therefore, his salary is also prorated to five months.

Relationship Between Financial Performance Measures

While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation and Cumulative Total Shareholder Return

The following chart sets forth the relationship between PEO compensation, the average compensation of our Non-PEO NEOs, and the Company’s cumulative total shareholder return (“TSR”) for the years ended January 31, 2024 and 2023.

Compensation and Net Income

The following chart sets forth the relationship between PEO compensation, the average compensation of our Non-PEO NEOs, and the Company’s net income for the years ended January 31, 2024 and 2023.

Executive Compensation Aligned with the Market

Throughout this Executive Compensation Discussion and Analysis, each reference to the ‘‘market’’ and to market positioning practices is intended to incorporate the approach outlined below. We review our executive compensation program on a regular basis and generally target approaching the 50th percentile of the market in positioning each individual element of compensation.

In the spring of 2024, we conducted our benchmarking for 2024 compensation with a primary benchmarking reference consisting of a consolidation and integration of market data from companies in the manufacturing industry in the WTW General Industry Executive Management Survey. We also considered data from our Custom Peer Group (defined below) regarding pay program design, dilution, and performance. WTW developed competitive pay data from a large set of companies with annual revenues less than $500 million, with data adjusted to reflect companies of a similar revenue size as PPIH, approximately $200 million in revenues. We believe this approach provides an appropriate representation of the market, as applicable to our NEOs, and, by incorporating multiple sources, we lessen the impact of fluctuations in market data over time. In early 2024, the Compensation Committee and our Board agreed on using the WTW 2024 market data as the foundation, along with updated input from WTW, for its 2024 executive compensation decisions. The benchmarking market analysis included base salary, short-term incentive, and long-term incentive, resulting in target total direct compensation. Executive compensation for 2024 is also based on the 2024 benchmarking data, and a comprehensive review will be conducted in 2024 and then every other year unless market conditions demand otherwise.

Our Custom Peer Group is made up of the 15 public companies shown below. All of these firms fall into at least one of these categories: (i) customers with a strong presence in one or more of our major markets; (ii) companies that are US based and have a large international presence; (iii) companies that are project-based that have similar product profiles or related products; (iv) companies with similar Global Industry Classification codes; and (iv) diversified companies that compete for investor capital within the market segment. The Custom Peer Group companies also are similar to the Company in size, demographics, locations and investor profile and compete with us for talent.

●	Ampco-Pittsburgh Corporation	●	Manitex International, Inc.
●	Broadwind, Inc	●	NCS Multistage Holdings, Inc.
●	Core Molding Technologies, Inc.	●	Northwest Pipe Company
●	Energy Recovery, Inc.	●	Omega Flex, Inc.
●	Gencor Industries, Inc.	●	The L.S. Starrett Company
●	Graham Corporation	●	Thermon Group Holdings, Inc.
●	Gulf Island Fabrication, Inc.	●	Twin Disc, Incorporated
●	Hurco Companies, Inc.

Principles of Our Executive Compensation Program

We believe the level of compensation received by our NEOs should be tied closely to our corporate financial performance. This principle is apparent in the design of our executive compensation program and in the specific compensation packages we provide. In addition to aligning our NEOs’ pay with performance, we follow several other principles when designing and implementing our executive compensation program.

✔ Market and Peer Positioning

We believe the target, on average, for our NEOs’ total direct compensation opportunity (consisting of base salary, target annual bonus, and target long-term incentive value) should approach the 50th percentile of independent market benchmarks.

✔ Short-Term and Long-Term Balance

We strive for a balance between annual short-term and long-term elements of compensation consistent with market practices. We believe in setting short and long-term goals that are challenging but attainable at their targeted levels without the need for our executives to take inappropriate risks, take actions that would violate our Code of Conduct, or make material changes to our long-term business strategy or our methods of management or operation.

✔ Pay at Risk

We believe that the more senior an NEO’s position, the more short and long-term compensation should be at risk, which means it will vary based upon the Company’s consolidated financial and return on investment performance.

✔ Alignment with Stockholders Interests

We believe that equity-based compensation and stock ownership should be a substantial part of our executive compensation program in order to link our NEOs’ compensation with our stockholders’ returns. The greater the level of responsibility of the NEO, the more his or her compensation should be stock-based and the higher their stock ownership requirement should be. This is consistent with market practices.

✔ Retention of Executives

We believe that our compensation program should support retention and motivation of our experienced NEOs and achievement of our leadership succession plans.

✔ Simple and Transparent

We believe that our executive compensation program should be transparent to our investors and employees as well as simple and easy to understand.

How Performance Measures and Goals are Determined

The Compensation Committee regularly reviews all elements of our executive compensation program and makes changes it deems appropriate from time to time. Each review includes general comparisons against market and peer data and analysis prepared by WTW, including information on market and peer practices and decision support in the following areas:

✔ Pay strategy and positioning on all elements of compensation;

✔ Annual short-term incentive plan design, including performance measures, performance targets and plan leverage;

✔ Long-term incentive plan strategy, design and targets;

✔ Stock ownership guidelines; and

✔ Executive benefits and protection policies, including severance practices for officers and change in control arrangements.

The Compensation Committee develops performance measures and goals each year aligned to the Company’s strategic plan that are designed to help achieve our business strategy and objectives. In setting the performance goals for annual short-term and long-term incentive compensation, the Compensation Committee benchmarks against the performance targets of the Custom Peer Group and considers whether the Company’s compensation targets are sufficiently demanding relative to market trends and the Company’s strategic plans. The Compensation Committee believes this comprehensive process leads to appropriate performance targets and incentive awards that create stockholder value.

1. As described below in the section titled “Executive Compensation Elements,” the 2023 short-term incentive bonus goals for the NEOs were based 100% on the Company’s achievement of its operating plan financial targets for 2023, as approved by the Compensation Committee and Board.

2. The disclosure of the underlying goals for the measures above would reveal competitively sensitive, proprietary, and confidential information that the Company does not disclose publicly. Disclosing these goals could potentially reveal insights about our business plans and strategic objectives which our competitors could use against us in the marketplace.

Stock awards to NEOs under the LTIP carry a three-year vesting term. Beginning in 2020, as described below under “Executive Compensation Elements,” the performance-based cash portion of the long-term incentive award is based on achievement against corporate performance improvement targets over a three-year period established by the Board with respect to the Company’s return on equity.

Summary Compensation Table for 2023

The following table shows the total compensation earned by our NEOs for 2023 and 2022 for services rendered in all capacities to the Company:

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
David J. Mansfield	2023	$467,862	$350,981	$639,492	$13,228	$1,471,563
President and Chief Executive Officer	2022	450,000	337,447	777,148	12,031	1,576,626
Matthew E. Lewicki	2023	190,520	42,005	91,033	3,236	326,794
Vice President and Chief Financial Officer	2022	-	-	-	-	-
Saleh Sagr	2023	265,663	59,204	210,228	72,000	607,095
Senior Vice President - MENA	2022	253,000	78,835	157,186	-	489,021
D. Bryan Norwood	2023	276,686	65,928	165,552	12,584	520,750
Vice President and Chief Financial Officer	2022	281,725	63,382	211,515	8,372	564,994
Grant W. Dewbre	2023	129,338	-	-	10,697	140,035
Chief Operating Officer	2022	288,900	64,993	220,365	11,386	585,644

(1)	Pursuant to their employment agreements, our NEOs’ base salaries are subject to annual reviews and adjustments, which may result in increases in their base salaries. The amounts herein represent the base salaries for the respective periods, after any such increases in base salaries. Mr. Lewicki's salary is only for nine months of the fiscal year since he began working with PPIH in May 2023. Mr. Norwood's salary is prorated as he was only with the Company eleven of the twelve months before retiring in December 2023. Mr. Dewbre resigned in July 2024, therefore, his salary is also prorated to five months.
(2)	Represents the grant date fair value of restricted stock awarded in the fiscal year as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the assumptions used in the valuation of the awards, please see Note 9, “Stock-based compensation,” to the Company’s Financial Statements in its Annual Report on Form 10-K for the year ended January 31, 2024. The awards will vest 1/3 per year over a three-year vesting period. These amounts reflect the grant date fair value of the awards and do not correspond to the actual value that may be realized by the NEOs. See the Grants of Plan-Based Awards in 2022 table for additional information.
(3)

The amounts shown for 2023 consist of short-term incentive bonuses earned based upon performance in 2023 an paid in 2024, as well as the portion of the 2023 long-term cash performance award described below under "Executive Compensation Elements" based upon 2023 financial performance (subject to a minimum of 80% of target up to a maximum of 150% of target). The individual amounts earned with respect to the long-term cash performance awards were as follows: Mr. Mansfield, $267,900; Mr. Lewicki, $7,464; Mr. Sagr, $44,683; and Mr. Norwood, $47,877.

The amounts shown for 2022 consist of short-term incentive bonuses earned based upon performance in 2022 and paid in 2023, as well as the portion of the 2022 long-term cash performance award described below under “Executive Compensation Elements” based upon 2022 financial performance (subject to a minimum of 80% of target up to a maximum of 150% of target). The individual amounts earned with respect to the long-term cash performance awards were as follows: Mr. Mansfield, $228,000; Mr. Norwood, $42,856; and Mr. Dewbre, $44,088.

(4)	The amounts presented above in All Other Compensation for 2023 include 401(k) contributions and the cost of executive wellness benefits for each NEO. In 2023, Mr. Mansfield received $11,598, Mr. Lewicki, $3,236, Mr. Norwood, $10,954, and Mr. Dewbre received $10,697 from the Company in 401(k) contributions, including Mr. Sagr, received $71,000, in ex-patriate allowances. No other NEOs received any item of All Other Compensation with a value over $10,000 in 2023.

Grants of Plan-Based Awards in 2023

The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2023. The amounts shown in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential future payments at the time of grant only. At the time of grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs’ continued employment. The awards in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were granted under our annual cash incentive program for 2023 or as the performance cash portion of our long-term incentive program, and payment is or was contingent on our achievement of a given level of corporate performance, as described below in the section titled “Executive Compensation Elements.”

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Award Pursuant To	Grant Date	Threshold	Target	Maximum	Restricted Stock Award in Shares (1)	Value of Awards on Grant Date (2)
David J. Mansfield	Long-term incentive plan	6/22/2023				34,242	$350,981
	Short-term incentive plan		$234,000 (3)	$468,000 (3)	$936,000 (3)
	Long-term incentive plan		280,800 (4)	351,000 (4)	526,500 (4)
Matthew E. Lewicki	Long-term incentive plan	6/22/2023				4,098	42,005
	Short-term incentive plan		61,875 (3)	123,750 (3)	550,000 (3)
	Long-term incentive plan		33,600 (4)	42,000 (4)	63,000 (4)
Saleh Sagr	Long-term incentive plan	6/22/2023				5,776	59,204
	Short-term incentive plan		59,774 (3)	119,548 (3)	239,096 (3)
	Long-term incentive plan		47,362 (4)	59,202 (4)	88,803 (4)
D. Bryan Norwood	Long-term incentive plan	6/22/2023				6,432	65,928
	Short-term incentive plan		65,924 (3)	131,847 (3)	585,988 (3)
	Long-term incentive plan		52,739 (4)	65,924 (4)	98,885 (4)

(1)	The restricted stock vests ratably over three years.
(2)

The amounts shown in the Value of Awards on Grant Date column represent the fair value of the awards on the date of grant, as computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.

(3)	Amounts represent potential future payouts pursuant to annual bonus awards granted to our NEOs for 2023. The payouts actually earned for 2023 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2023. Mr. Lewicki's incentive is prorated based on his nine months of service during fiscal year 2023. Mr. Norwood's salary is prorated as he was only with the Company eleven of the twelve months before retiring in December 2023.
(4)	Amounts represent potential future payouts pursuant to the long-term cash awards granted to our NEOs as the performance-based component of our LTIP in 2023. The amount of the performance award earned may vary, subject to a minimum threshold, based on the Company’s performance against pre-determined return on equity targets over a three-year period. The amounts paid out following 2023 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2023. Eighty percent (80%) of the target amount of the performance award is a minimum threshold amount that will be earned if the service requirements are satisfied. This minimum amount will be paid out in three equal installments over the three-year period. The amount earned under the performance award may increase, up to 150% of target, if the achieved return on equity exceeds the threshold.

Executive Compensation Elements

In addition to their base salary, each NEO can earn an annual cash bonus under the short-term incentive plan based on a percentage of their base salary and on the Company’s annual financial performance. Corporate performance targets (based on earnings before taxes (“EBT”) with certain adjustments for non-operating items (“Adjusted EBT”)) and personal goals, are assigned various weights under the Company’s short-term incentive plan annually. The 2023 short-term incentive bonus goals for the NEOs were based 100% on the Company’s achievement of its operating plan financial targets for 2023 as approved by the Compensation Committee and the Board. Achievement of the 100% level of each component results in full payment of the specified targeted bonus for each NEO described below under “Executive Employment Agreements.” The financial performance-based short-term awards for 2023 were based on achievement of an Adjusted EBT of 79.4% of the target.

Each NEO also receives an annual LTIP award. For 2023, this award was comprised of a restricted stock grant under the 2021 Plan and a multi-year performance-based financial incentive payable in cash that is linked to the Company’s multi-year return on equity targets. Restricted stock awards to NEOs under the LTIP carry a pro-rata three-year vesting term. In 2023, the performance-based portion of the long-term incentive award was based on achievement against three-year (2023-2025) corporate performance targets approved by the Board. The amount of the performance award earned may vary, subject to a minimum threshold, based on the Company’s performance against pre-determined return on equity targets over a three-year period. Eighty percent (80%) of the target amount of the performance award is a minimum threshold amount that will be earned if the service requirements are satisfied. This minimum amount will be paid out in three equal installments over the three-year period. The amount earned under the performance award may increase, up to 150% of target, if a return on equity above the target level is achieved.

Upon an NEO’s retirement (as defined in our long-term incentive plan award agreement) or death, the NEO (or the NEO’s estate) will continue to vest in any restricted stock and earn any performance award on the basis of the performance level indicated in the most recent forecast, if such restricted stock or performance award was granted more than 12 months before such retirement. Any restricted stock and performance award granted in the 12-month period ending on the NEO’s retirement or death will be prorated to reflect the partial year of service. Any restricted stock that vests and performance awards that are earned as a result of retirement will be subject to the NEO’s compliance with restrictive covenants. If the NEO becomes permanently disabled, they will be credited with one year of additional service in calculating the portion of restricted stock that is vested or the performance award that is earned.

All NEOs are eligible for employee benefits available to the Company’s other salaried employees in the U.S., including group medical insurance, dental insurance, group life insurance, Company-funded short-term disability benefits, group long-term disability insurance, a 401(k) retirement plan and equity awards under our equity incentive plan, the 2021 Plan.

We believe the ongoing health and wellness of our executives is critical for achieving our Company goals and creating stockholder value. As a result, the Board approved an Executive Wellness Program paid for by the Company which requires each senior executive to complete a comprehensive health and wellness assessment annually.

Role of Independent Compensation Consultant

In 2023, our Compensation Committee engaged WTW to compare the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenue amounts similar to the Company. In engaging WTW, the Compensation Committee considered WTW’s independence from management, taking into account all material factors, including those specified in stock exchange listing requirements, and concluded that WTW’s work did not raise any conflicts of interests.

Change of Control - “Double Trigger”

Under our employment agreements with our NEOs, entitlement to severance following a change in control is “double trigger,” requiring both a change in control of the Company and a resignation for good reason, defined to include a material diminution of duties, responsibilities, reporting or authority, or an involuntary termination without cause.

Executive Employment Agreements

David J. Mansfield. Mr. Mansfield entered into an employment agreement and joined the Company on November 8, 2016 to serve as President and Chief Executive Officer. After annual reviews and adjustments by the Board as specified in his agreement, his current annual base salary is $467,862. His employment agreement automatically renews for successive one-year terms. He is eligible for incentive compensation determined in accordance with normal Company practices. Mr. Mansfield also receives an annual cash bonus opportunity, with a target incentive currently set at 100% of his base salary, and an annual long-term incentive award, with a target annual award of 150% of his base salary, vesting ratably over three years. The annual long-term incentive award is 50% performance-based and 50% time-based. Mr. Mansfield participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without “cause” (generally defined as certain repeated failures to perform duties, certain acts of dishonesty, conviction of certain felonies, certain substance abuse, certain misconduct, breach of the duty of loyalty, certain disregard of Company policies and procedures, certain breaches of the employment agreement and insubordination or certain refusals to follow instructions) or by the executive for “good reason” (generally defined as certain material negative changes in the executive’s employment circumstances).

Matthew E. Lewicki. Mr. Lewicki joined the Company on May 2, 2023 as Chief Accounting Officer, and was subsequently appointed Vice President and Chief Financial Officer on October 2, 2023. On October 2, 2023, the Company and Mr. Lewicki entered into an employment agreement with the Company. After annual reviews and adjustments by the President and CEO and approved by the Board as specified in his agreement, his current annual base salary is $275,002. Mr. Lewicki is eligible for incentive compensation determined in accordance with normal Company practices. Mr. Lewicki’s incentive compensation includes an annual cash bonus opportunity, with a target incentive set at 45% of his base salary, and an annual long-term incentive award, with a target annual award of 45% of his base salary, vest ratably over three years. The annual long-term incentive award is 50% performance-based and 50% time-based. Mr. Lewicki participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without cause or by the executive for good reason.

Saleh Sagr. Mr.Sagr joined the Company on June 10, 2021, and was appointed Senior Vice President - MENA. On June 10, 2021, the Company and Mr. Sagr  entered into an employment agreement with the Company. After annual reviews and adjustments by the President and CEO and approved by the Board as specified in his agreement, his current annual base salary is $265,663. Mr. Sagr is eligible for incentive compensation determined in accordance with normal Company practices. In addition to Mr. Sagr’s annual base salary, he also receives an annual cash bonus short-term opportunity, with a target incentive set at 45% of his base salary, and a long-term incentive award, with a target annual award of 45% of his base salary, vesting ratably over three years. The annual long-term incentive award is 45% performance-based and 45% time-based. Mr. Sagr participates in the MENA Region standard Company benefits as well as the allowances provided to him as an expatriate and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without cause or by the executive for good reason.

Bryan Norwood. Mr. Norwood joined the Company on October 1, 2018, and was appointed Vice President and Chief Financial Officer in November 2018. On October 1, 2018, the Company and Mr. Norwood entered into an employment agreement with the Company. After annual reviews and adjustments by the President and CEO and approved by the Board as specified in his agreement, his annual base salary was $292,994. Mr. Norwood retired from the Company on December 31, 2023, after giving the required notice.

Grant W. Dewbre. Mr. Dewbre was appointed Chief Operating Officer on July 26, 2021. On that date, the Company and Mr. Dewbre entered into an employment agreement. After annual reviews and adjustments by the President and CEO and approved by the Board as specified in his agreement, his annual base salary was $300,456. Mr. Dewbre resigned from the company effective July 4, 2023.

The following table sets forth the outstanding equity awards held by our NEOs as of January 31, 2024:

Outstanding Equity Awards at January 31, 2024

Name	Equity incentive plan awards: Number of Shares of Stock That Have Not Vested	Vesting Date	Equity incentive plan awards: Market Value of Shares of Stock That Have Not Vested (1)
David J. Mansfield	15,672	6/14/2024	$125,846
	10,263	6/22/2024	82,412
	11,414	6/22/2024	91,654
	10,263	6/22/2025	82,412
	11,414	6/22/2025	91,654
	11,414	6/22/2026	91,654
Matthew E. Lewicki	1,366	6/22/2024	10,969
	1,366	6/22/2025	10,969
	1,366	6/22/2026	10,969
D. Bryan Norwood	2,948	6/14/2024	23,672
	1,928	6/22/2024	15,482
	1,134	6/22/2024	9,106
	1,928	6/22/2025	15,482
Saleh Sagr	250	6/11/2024	2,008
	1,731	6/22/2024	13,900
	500	6/22/2024	4,015
	1,925	6/22/2024	15,458
	1,925	6/22/2025	15,458
	1,731	6/22/2025	13,900
	500	6/22/2025	4,015
	500	6/22/2026	4,015
	1,926	6/22/2026	15,466

(1) The market value of the shares is based upon the closing price of the Company’s Common Stock of $8.03 on January 31, 2024.

The following table sets forth the number and value of NEO restricted stock awards that vested in 2023.

Restricted Stock Vested in 2023

Name	Number of Shares Acquired on Vesting	Value Realized upon Vesting (1)
David J. Mansfield	43,808	$442,948
Matthew E. Lewicki	-	-
D. Bryan Norwood	8,236	83,277
Saleh Sagr	2,606	25,513
Grant W. Dewbre	8,434	85,159

(1)	The value of shares vested is based upon the closing price of the Company’s Common Stock on the various dates throughout the year on which each tranche of shares vested.

401(k) Plan

The domestic employees of the Company, including our NEOs, are eligible to participate in the Company’s Employee Savings Plan (“401(k) Plan”), which is applicable to all employees except certain employees covered by collective bargaining agreement benefits. The 401(k) Plan allows employee pretax payroll contributions from 1% to 16% of total compensation. The Company matches 100% of the first 1% of the participant’s contributions, and another 50% of the next 5% of contributions, for a maximum total of 3.5% employer match.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or as otherwise believed to be known by the Company, the following table sets forth the only persons known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; the name and address of such owner; the number of shares of Common Stock beneficially owned; the nature of such ownership; and the percent ownership of our outstanding shares of Common Stock which is based upon 8,016,781 shares outstanding as of January 31, 2024.

	Amount and
Name and Address of	Nature of		Percent of Outstanding
Beneficial Owner	Beneficial Ownership		Shares
Wedbush Securities Inc	476,357		5.9%
1000 Wilshire Blvd., Suite 900
Los Angeles, CA 90017

Dimensional Fund Advisors LP	444,985	(1)	5.6%
6300 Bee Cave Road, Building #1
Austin, TX 78746

(1)

According to a Schedule 13G filed February 9, 2024, Dimensional Fund Advisors LP ("DFA"), in its capacity as investment adviser, may be deemed the beneficial owner of 444,985 shares of Common Stock as of December 29, 2023, which are owned by investment advisory client(s) consisting of investment companies and certain other commingled funds, group trusts and separate accounts. DFA stated that it has sole voting power over 442,381 shares and sole dispositive power over 444,985 shares. DFA disclaims beneficial ownership of such securities.

SECURITY OWNERSHIP OF

PEO, NEOS AND DIRECTORS

The following table sets forth certain information concerning the beneficial ownership of our Common Stock of each director, each NEO, and all directors and executive officers as a group. The percent ownership calculated was based upon stock ownership and 8,016,781 shares outstanding as of January 31, 2024.

Name of Beneficial Owner	Number of Shares	Stock options	Deferred Shares	Total	Percent of Outstanding Stock
David J. Mansfield	260,071	-	-	260,071	3.2%
Matthew E. Lewicki	4,098	-	-	4,098	*
D. Bryan Norwood	28,825	-	-	28,825	*
Saleh Sagr	3,981	-	-	3,981	*
Robert J. McNally (1)	20,159	-	-	20,159	*
Jerome T. Walker (1)	32,167	-	29,921	62,088	0.8%
David B. Brown (1)	24,674	-	27,504	52,178	0.7%
Cynthia A. Boiter (1)	24,674	-	5,501	30,175	*
All directors and executive officers as a group (8 persons)	398,649	-	62,926	461,575	5.8%

* Less than 0.5%.

(1)	From 2014 to 2019, the only stock awards granted to directors were deferred common stock awards that are fully vested but will not convert to common stock until the director’s departure from the Board. Refer to “Director Compensation”. In 2023, the directors were granted, and hold unvested restricted shares. As of January 31, 2024 , Mr. McNally, Mr. Walker, Mr. Brown and Mrs. Boiter held unrestricted shares of 7,317, 8,293, 7,317 and 7,317, respectively. These shares do not have voting rights.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2025 ANNUAL MEETING

Inclusion of Proposals in the Company’s 2024 Proxy Statement and Proxy Card Under SEC Rules

In order to be eligible for inclusion in the Proxy Statement and Proxy Form relating to such meeting pursuant to the rules and regulations of the SEC, any proposal which a stockholder intends to present at the Company’s 2025 Annual Meeting of Stockholders must be in writing, must be received by the Company at its principal executive offices in Spring, Texas by January 9, 2025 and must satisfy the applicable rules and regulations of the SEC.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

In addition, a stockholder recommendation for nomination of a candidate for election to our Board or a proposal for consideration at the Company’s 2024 Annual Meeting of Stockholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s bylaws. These requirements are separate from and in addition to, the requirements discussed above to have the stockholder proposal included in the Proxy Statement and form of proxy/voting instruction card pursuant to the SEC’s rules.

Our bylaws require a stockholder who wants to nominate a director or submit a stockholder proposal to be a stockholder of record and comply with the advance notice provisions of our bylaws.

Our bylaws require that stockholder recommendations for nominees to the Board must include all information relating to such person that is required to be disclosed in a Proxy Statement, and a written consent signed by the nominee evidencing a willingness to serve as a director if elected.

Our bylaws require that stockholder proposals include all information relating to such business that would be required to be disclosed in a proxy statement or otherwise in connection with solicitations of proxies for election of directors. In order to be considered timely under the advance notice requirements of our bylaws, the proposal or recommendation for nomination must be received by the Board at least 90 days but no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2024 annual meeting of stockholders, a proposal or recommendation for nomination must be received by the Board not earlier than February 23, 2024 and not later than March 24, 2024. If the date of the annual meeting is not within 30 calendar days before or after the first anniversary of the date of the previous year’s annual meeting, then the proposal or recommendation must be received not later than five business days after the date on which notice of the 2024 annual meeting is mailed or publicly disclosed or such proposal will be considered untimely. Except for proposals properly made in accordance with the applicable rules and regulations of the SEC, the advance notice provisions of the bylaws shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders.

In addition, our bylaws require that the stockholder giving notice must also include with respect to such stockholder, each nominee proposed by such stockholder, and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder or person acting in concert with such stockholder; (i) the name and address of the stockholder; (ii) the class or series and number of shares which are beneficially owned or held of record by such person; (iii) the nominee holder for and number of, shares beneficially owned but not owned of record by such person; (iv) whether and the extent to which any hedging or other transaction or any other arrangement has been entered into or made, the intent or effect of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Company; (v) if known by the stockholder, making the proposal, the name and address of any other stockholder supporting the nominee or the proposal on the date of such stockholder’s proposal; (vi) a description of all arrangements or understandings between such persons pursuant to which nominations are to be made and any relationships between the nominating stockholder or any person acting in concert with such stockholder and each proposed nominee; (vii) whether such person intends to solicit proxies in connection with the nomination or proposal; (viii) a brief description of the matter (other than nomination of a director) and the reasons for consideration thereof at the meeting; and (ix) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the proposal or bring such matter before the meeting. All candidates, including candidates recommended by stockholders for consideration as nominees for vacant or new Board positions, are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee.

IMPORTANT

We urge you to PROMPTLY vote your shares by phone, via the internet, or by signing, dating and returning the enclosed proxy to the address provided.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew E. Lewicki

Secretary

Appendix A

Perma-Pipe International Holdings, Inc.

2024 OMNIBUS STOCK INCENTIVE PLAN

1.	Establishment, Purpose, and Types of Awards

Perma-Pipe International Holdings, Inc., a Delaware corporation (the "Company"), hereby establishes the 2024 OMNIBUS STOCK INCENTIVE PLAN (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company through their future services, and (ii) enabling the Company to attract, retain and reward the best-available personnel.

The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and non-statutory stock options), stock appreciation rights, restricted or unrestricted stock awards, restricted stock units, performance awards, deferred stock awards, other stock-based awards, or any combination of the foregoing.

2.	Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)    "Administrator" means the Board and/or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b)    "Affiliate" means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 25% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

(c)    "Award" means any stock option, stock appreciation right, stock award, restricted stock unit award, performance award, or other stock-based award.

(d)    "Board" means the Board of Directors of the Company.

(e)    "Change in Control" means: a (i) Change in Ownership of the Company, (ii) Change in Effective Control of the Company, or (iii) Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Code section 409A.

i.    A Change in Ownership of the Company shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

ii.    A Change in Effective Control of the Company shall occur on the date either (A) a majority of members of the Company's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.

iii.    A Change in the Ownership of Assets of the Company shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12- month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(A)    A Person means any individual, entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the capital stock of the Company in a registered public offering.

(B)    Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of stock, or similar transaction, such stockholder is considered to be acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)    For purposes of this Section 2(e), fair market value shall be determined by the Administrator.

(D)    A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of the Company.

(E)    For purposes of this Section 2(e), Code section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(f)    "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g)	"Common Stock" means shares of common stock of the Company, par value of ($0.01) per share

(h)

"Dividend Equivalents"   means, with respect to shares of Common Stock subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding shares of Common Stock. Any Dividend Equivalents shall be distributed in cash to the participant only if, when and to the extent such Award vests.

(i)

"Fair Market Value" means the fair market value per share of the Common Stock shall mean, with respect to a share of Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, "fair market value" shall mean, as applicable on the relevant date, (i) either the closing price, the average of the high and low sale price, the last sale, or the average of the high bid and low asked prices on the relevant date quoted on or by the New York Stock Exchange, the NASDAQ Stock Market, the OTC Markets Group, Inc. or a comparable service as determined in the discretion of the Administrator; or (ii) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date, then fair market value shall be determined as of the next preceding date on which trading of the Common Stock occurred. For all purposes under this Plan, the term "relevant date" as used in this paragraph shall mean either the date as of which fair market value is to be determined or the next preceding date on which public trading of the common stock occurs, as determined in the discretion of the Administrator; or (iii) if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method.

(j)

"Grant Agreement" means a written document, including an electronic writing acceptable to the Administrator, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

(k)

"Performance Measures" mean any objective or subjective criteria established by the Administrator with respect to an Award. Performance Measures may include, by way of example and not of limitation, any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before taxes, (EBT); operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; price-to-earnings ratio; return on equity; return on invested capital; return on assets; growth in assets; share price performance; economic value added; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; relative performance to a group of companies comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company's meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.

3.	Administration

(a)    Administration of the Plan. The Plan shall be administered by the Board. The Board may also appoint a committee or committees of the Board to administer the Plan from time to time. To the extent allowed by applicable state law, the Board by resolution may authorize an officer or officers to grant Awards to other officers and employees of the Company and its Affiliates.

(b)    Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary or desirable to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, provided however, that, except as provided in Section 6 or 8(c) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder; (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee's employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate and prescribe, amend and rescind rules and regulations relating to such sub-plans.

The Administrator shall have full power and authority to administer, construe and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, to establish, amend, rescind and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Administrator shall deem it desirable to carry it into effect.

(c)    Non-Uniform Determinations. The Administrator's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards, and the Grant Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d)    Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)    Indemnification. To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f)    Effect of Administrator's Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

(g)    Repricing. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 8(c), neither the Administrator nor any other person may (i) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise or grant price of such outstanding stock options or stock appreciation rights; (ii) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise or grant price that is less than the exercise or grant price of the original stock options or stock appreciation rights; or (iii) cancel outstanding stock options or stock appreciation rights with an exercise or grant price above the current Fair Market Value of a share of Common Stock in exchange for cash or other securities. In addition, the Administrator may not make a grant of a stock option or stock appreciation right with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(h)    Minimum Vesting. All Awards granted under the Plan shall have a minimum vesting period of one year from the date of grant, provided that such minimum vesting period will not apply to Awards with respect to up to 5% of the total number of shares reserved pursuant to Section 4. For purposes of Awards granted to non-employee directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than 50 weeks. Notwithstanding the preceding, the Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a participant’s death, disability (as defined by the Administrator), retirement, or termination without cause, or as provided in Section 8(c) or upon any other event as determined by the Administrator in its sole and absolute discretion.

4.	Shares Available for the Plan; Maximum Awards

Subject to adjustments as provided in Section 8(c) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 530,000 shares of Common Stock, all of which may be issued pursuant to incentive stock options intended to qualify under Code section 422. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 8(c) of the Plan. To the extent (i) an Award lapses, expires, terminates or is cancelled without the issuance of shares of Common Stock under the Award (whether due currently or on a deferred basis) or is settled in cash, (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the shares of Common Stock with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) shares of Common Stock are forfeited under an Award or (iv) shares of Common Stock are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the shares, then such shares shall be recredited to the Plan’s reserve and may again be used for new Awards under the Plan, but shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following shares of Common Stock be recredited to the Plan’s reserve: (i) shares of Common Stock purchased by the Company using proceeds from stock option exercises; (ii) shares of Common Stock tendered or withheld in payment of the exercise price of a stock option or as a result of the net settlement of an outstanding SAR; or (iii) shares of Common Stock tendered or withheld to satisfy federal, state or local tax withholding obligations.

Subject to adjustments as provided in Section 8(c) of the Plan: (a) the maximum number of shares of Common Stock subject to stock option grants that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 50,000 shares and (b) the maximum number of shares of Common Stock subject to other Awards that may be granted during any one fiscal year to any one individual under the Plan shall be limited to 100,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered, or canceled. The aggregate grant date fair value of shares of Common Stock that may be granted during any fiscal year of the Company to any non-employee director shall not exceed $250,000.

5.	Participation

Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.	Awards

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

(a)    Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or non-statutory stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing "parent corporation" or "subsidiary corporation," as defined in Code sections 424(e) and (f), respectively, of the Company and any other individuals who are eligible to receive incentive stock options under the provisions of Code section 422. Options must have an exercise price at least equal to Fair Market Value as of the date of grant and may not have a term in excess of ten years' duration. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

(b)    Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights ("SAR"). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. The base price per share specified in the Grant Agreement shall not be less than the lower of the Fair Market Value on the grant date or the exercise price of any tandem stock option Award to which the SAR is related. No SAR shall have a term longer than ten years' duration. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c)	Stock Awards.

(i)    The Administrator may from time-to-time grant Awards to eligible participants in such amounts, on such terms and conditions including restricted stock and deferred stock awards, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. An Award may be denominated in Common Stock or other securities, stock- equivalent units or restricted stock units, securities or debentures convertible into Common Stock, or any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

(ii)    The Administrator may grant performance-based Awards. The grant of, or lapse of restrictions with respect to, such performance-based Awards shall be based upon one or more Performance Measures and performance targets to be attained relative to those Performance Measures, all as determined by the Administrator. Performance targets may include minimum, maximum, intermediate and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained. A performance target may be stated as an absolute value or as a value determined relative to prior performance, one or more indices, budget, one or more peer group companies, any other standard selected by the Administrator, or any combination thereof. The Administrator shall be authorized to make adjustments in the method of calculating attainment of Performance Measures and performance targets in recognition of: (A) extraordinary or non-recurring items; (B) changes in tax laws; (C) changes in generally accepted accounting principles or changes in accounting policies; (D) charges related to restructured or discontinued operations; (E) restatement of prior period financial results; and (F) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Administrator may, at its sole discretion, modify the performance results upon which Awards are based under the Plan to offset any unintended results arising from events not anticipated when the Performance Measures and performance targets were established In the event that a Change in Control occurs after a performance-based stock award has been granted but before completion of the applicable performance period, a pro rata portion of such Award shall become payable (or a pro rata portion of the lapse restrictions shall lapse, as applicable) as of the date of the Change in Control to the extent otherwise earned on the basis of achievement of the pro rata portion of the Performance Measures and performance targets relating to the portion of the performance period completed as of the date of the Change in Control.

7.	Limitation on Dividends and Dividend Equivalents

Notwithstanding anything in this Plan to the contrary, if dividends or Dividend Equivalents are granted with respect to any Awards, the dividends or Dividend Equivalents shall be accumulated or reinvested and shall not be paid unless and until applicable vesting conditions are met. Dividend Equivalents and the value of dividends and other distributions payable with respect to Awards that do not vest shall be forfeited.

8.	Miscellaneous

(a)    Withholding of Taxes; No Guarantee of Tax Treatment. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award (including the Award itself). In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall, to the extent required to avoid an adverse accounting impact, not exceed in amount the maximum statutory tax withholding obligation. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any participant or any other person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

(b)    Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative.

(c)    Adjustments for Corporate Transactions and Other Events.

(i)    Stock Dividend, Stock Split and Reverse Stock Split. In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, (A) the maximum number of shares of such Common Stock as to which Awards may be granted under this Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii)    Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 8(c)(i), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Administrator, in its sole and absolute discretion and without the consent of the holders of the Awards, shall make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards, as the Administrator determines to be appropriate and equitable.

(iii)    Change in Control Transactions. In the event of any transaction resulting in a Change in Control of the Company, outstanding stock options and other Awards that are payable in or convertible into Common Stock under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of equivalent awards, as determined in the sole and absolute discretion of the Administrator, of, the surviving or successor entity or a parent thereof. In the event of any termination pursuant to this Section 8(c)(iii), (A) the outstanding stock options and other Awards that will terminate upon the effective time of the Change in Control shall become fully vested and exercisable immediately before the effective time of the Change in Control, and (B) the holders of stock options and other Awards under the Plan will be permitted, immediately before the Change in Control, to exercise or convert all portions of such stock options or other Awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control.

(iv)    Unusual or Nonrecurring Events. The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be made in contravention of Code section 409A with respect to any Award that constitutes a deferred compensation arrangement within the meaning of Code section 409A.

(d)    Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(e)    Termination, Amendment and Modification of the Plan. Subject to any approval of the stockholders of the Company which may be required by applicable law or regulation, the Board may terminate, amend, or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(f)    Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual's interests under the Plan.

(g)    Compliance with Securities Laws; Listing and Registration. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state, or foreign securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of the national exchange on which the shares are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. The Company shall have no obligation to effect any registration or qualification of the Common Stock under Federal, state, or foreign laws.

The Company may require that a grantee, as a condition to exercise of an Award, and as a condition to the delivery of any share certificate, make such written representations (including representations to the effect that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws. The stock certificates for any shares of Common Stock issued pursuant to this Plan may bear a legend restricting transferability of the shares of Common Stock unless such shares are registered or an exemption from registration is available under the Securities Act of 1933, as amended, and applicable state or foreign securities laws.

(h)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i)    Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

(j)    409A Savings Clause. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code section 409A. The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B). Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Administrator, and without the consent of the holder of the Award, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code section 409A. Notwithstanding anything in the Plan to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision. With respect to any Award that is subject to the requirements of Code section 409A: (1) no payment shall be made in connection with a Change in Control unless such event also meets the requirements of Treasury Regulation §1.409A-3(i)(5); and (2) no payment shall be made in connection with a termination of employment or service until such event also constitutes a separation from service pursuant to Treasury Regulation §1.409A-1(h) and, to the extent applicable with respect to a specified employee, the six month delay requirement of Treasury Regulation §1.409A-3(i)(2) has been met. To the extent not otherwise specified in an Award, if payment of an Award is subject to the execution of a Release, the Participant shall have a period of no more than 45 days following the payment event to execute, without revocation, any release and to the extent such 45 day period would cross- over into a later tax year, the amount will be paid in such later tax year.

(k)    Recoupment or Clawback. Any Awards granted pursuant to this Plan, and any shares of Common Stock issued, or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

(l)    Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the stockholders within twelve months after such date. No Award shall be granted under the Plan after the third anniversary of the date that the stockholders approve the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

PLAN APPROVAL

Date Approved by the Board:                  May 28, 2024

Date Approved by the Stockholders:         July 25, 2024

FERMA-PIPE INTERNATIONAL HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SERVICES INC.
PO BOX 1342
BRENTWOOD, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/24/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all of the listed director nominees:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Cynthia A. Boiter	☐	☐	☐
1b. David B. Brown	☐	☐	☐
1c. David J. Mansfield	☐	☐	☐
1d. Robert J. McNally	☐	☐	☐
1e. Jerome T. Walker	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000647999_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Perma-Pipe International Holdings, Inc.

via a virtual meeting that will be webcast and can be accessed at www.virtualshareholdermeeting.com/PPIH2024

The undersigned hereby appoints Jerome T. Walker, David J. Mansfield and Matthew E. Lewicki, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of Perma-Pipe International Holdings, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held via live webcast on July 25, 2024 at 1:00 p.m. CDT, and at any adjournment thereof, with all the powers the undersigned would possess if present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted for the election of directors listed in proposal 1 and FOR proposals 2, 3 and 4, and in discretion of the proxies upon such matters that may properly come before the meeting or any adjournment or postponement thereof.

0000647999_2 R1.0.0.6

Continued and to be signed on reverse side